Exhibit 2

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IN THE UNITED STATES BANKRUPTCY COURT
 FOR THE DISTRICT OF DELAWARE
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In re MODEL REORG ACQUISITION, LLC, etal., Debtors.[1]	: : : : : :	Chapter 11 Case No. 17-11794 (-___) (Joint Administration Pending)
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PREPACKAGED JOINT CHAPTER 11 PLAN OF REORGANIZATION
OF MODEL REORG ACQUISITION, LLC AND ITS AFFILIATED DEBTORS
AND DEBTORS IN POSSESSION

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
J. Gregory Milmoe Raquelle L. Kaye 500 Boylston Street Boston, Massachusetts 02116 Telephone: (617) 573-4800 Fax: (617) 573-4822	Lisa Laukitis Four Times Square New York, New York 10036-6522 Telephone: (212) 735-3000 Fax: (212) 735-2000	Tony Clark One Rodney Square P.O. Box 636 Wilmington, Delaware 19899-0636 Telephone: (302) 651-3000 Fax: (302) 651-3001

Proposed Counsel for Debtors and Debtors in Possession
Dated: Wilmington, Delaware
 August 26, 2017

1 The Debtors and the last four digits of their respective taxpayer identification numbers are as follows: Perfumania Holdings, Inc. (7964); Perfumania, Inc. (6340); Magnifique Parfumes and Cosmetics, Inc. (6420); Ten Kesef II, Inc. (1253); Perfumania.com, Inc. (4688); Model Reorg Acquisition, LLC (0318); Northern Group, Inc. (3226); Perfumania Puerto Rico, Inc. (6787); Quality King Fragrance, Inc. (4939); Scents of Worth, Inc. (1732); Jacavi, LLC (6863); Distribution Concepts, LLC (8845); Flowing Velvet, Inc. (7294); Aladdin Fragrances, Inc. (4338); Niche Marketing Group, Inc. (1943); Northern Brands, Inc. (7186); Northern Amenities, Ltd. (5387); Global Duty Free Supply, Inc. (2686); and Perfumers Art, Inc. (6616). The address of the Debtors' corporate headquarters is 35 Sawgrass Drive, Suite 2, Bellport, New York 11713.

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6.2	General Settlement of Claims and Interests.	22
6.3	Plan Funding.	23
6.4	Option to Receive Releasing Stockholder Consideration	23
6.5	Authorization and Issuance of New Perfumania Common Stock	23
6.6	Exemptions from Securities Act Registration Requirements	23
6.7	Cancellation of Interests in Perfumania	24
6.8	Issuance of New Securities; Execution of Plan Documents	24
6.9	Continued Corporate Existence	24
6.10	Restructuring Transactions	25
6.11	Closing of the Chapter 11 Cases of the Inactive Debtors.	25
6.12	New Corporate Governance Documents	25
6.13	Directors and Officers of the Reorganized Debtors	25
6.14	Corporate Action	25
6.15	Effectuating Documents; Further Transactions	26
6.16	Employee Benefits	26
6.17	Preservation Of Causes Of Action	26
6.18	Reservation of Rights	27
6.19	Exemption from Certain Transfer Taxes and Recording Fees	27
6.20	Insured Claims	27
6.21	Single Satisfaction of Claims	28
6.22	D&O Liability Insurance Policies and Indemnification Provisions	28
6.23	Tax Treatment	28

Article VII	UNEXPIRED LEASES AND EXECUTORY CONTRACTS	28

7.1	Assumption and Rejection of Executory Contracts and Unexpired Leases.	28
7.3	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.	31
7.4	Insurance Policies	31
7.5	Modifications, Amendments, Supplements, Restatements, or Other Agreements	31
7.6	Contracts and Leases Entered into After the Petition Date	32
7.7	General Reservation of Rights	32

Article VIII	PROVISIONS GOVERNING DISTRIBUTIONS	32

8.1	Time of Distributions	32
8.2	Distribution Agent	32
8.3	Delivery Of Distributions	33
8.4	Surrender of Cancelled Securities or Instruments	33
8.5	Compliance Matters	34
8.6	Claims Paid or Payable by Third Parties	34
8.7	Setoffs	35

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Article IX	EFFECT OF THE PLAN ON CLAIMS AND INTERESTS	35

9.1	Vesting of Assets	35
9.2	Discharge of the Debtors	35
9.3	Compromises and Settlements	36
9.4	Releases by Debtors	36
9.5	Releases by the Releasing Stockholders	37
9.6	Exculpation and Limitation of Liability	38
9.7	Injunction	39
9.8	Subordination Rights	40
9.9	Protection Against Discriminatory Treatment	40
9.10	Release of Liens	40

Article X	CONDITIONS PRECEDENT	41

10.1	Conditions to the Effective Date of the Plan	41
10.2	Waiver of Conditions Precedent	41
10.3	Notice of Effective Date	42
10.4	Effect of Non-Occurrence of Conditions to Consummation	42

Article XI	RETENTION OF JURISDICTION	42

Article XII	MISCELLANEOUS PROVISIONS	44

12.1	Immediate Binding Effect	44
12.2	Payment of Statutory Fees	44
12.3	Modification and Amendments	44
12.4	Confirmation of the Plan	45
12.5	Additional Documents	45
12.6	Dissolution of any Statutory Committee	45
12.7	Revocation, Withdrawal, or Non-Consummation	45
12.8	Notices	45
12.9	Term of Injunctions or Stays	46
12.10	Governing Law	46
12.11	Entire Agreement	47
12.12	Severability	47
12.13	Exhibits	47
12.14	No Waiver or Estoppel	47
12.15	Conflicts	47

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INTRODUCTION
Perfumania Holdings, Inc., together with the other debtors and debtors-in-possession in the above-captioned Chapter 11 Cases, hereby propose this joint chapter 11 plan of reorganization for the resolution of outstanding Claims and Interests.2 The Debtors are the proponents of this Plan within the meaning of section 1129 of the Bankruptcy Code. The distributions to be made to Holders of Claims are set forth herein. Perfumania Holdings, Inc.'s non-Debtor subsidiaries are not subject to the Chapter 11 Cases or this Plan.
PURSUANT TO 11 U.S.C. § 1126(f) AND § 1126(g), HOLDERS OF CLAIMS AGAINST THE DEBTORS AND HOLDERS OF INTERESTS IN THE DEBTORS ARE NOT ENTITLED TO VOTE ON THE PLAN BECAUSE ALL CLASSES OF CLAIMS AND ALL CLASSES OF INTERESTS ARE EITHER UNIMPAIRED UNDER THE PLAN OR DEEMED TO REJECT THE PLAN. NONETHELESS, ALL PARTIES ARE ENCOURAGED TO READ THE PLAN IN ITS ENTIRETY.
Subject to the restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in Article XII of this Plan, the Debtors expressly reserve their rights to alter, amend, modify, revoke, or withdraw this Plan, prior to this Plan's substantial consummation.
ARTICLE I

DEFINITIONS, RULES OF
INTERPRETATION, AND COMPUTATION OF TIME
A. Scope of Definitions
For purposes of this Plan, except as expressly provided otherwise or unless the context requires otherwise, all capitalized terms not otherwise defined shall have the meanings ascribed to them in Article I.B of this Plan. Any term used in this Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.
B. Definitions
1.1     "2004 Note" means the subordinated convertible note, dated December 9, 2004, as amended, supplemented, or otherwise modified from time to time, and all documents executed in connection therewith, issued by Perfumania, Inc. to Glenn and Stephen Nussdorf in the principal amount of $5,000,000.
1.2     "Accrued Professional Compensation" means, at any given moment, all accrued, contingent and/or unpaid fees (including success fees) for legal, financial advisory, accounting and other services and obligations for reimbursement of expenses rendered or

[2]	Capitalized terms used herein shall have the meanings ascribed to them in Article I.B of this Plan.

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incurred before the Effective Date that are awardable and allowable under sections 328, 330(a), 331 or 363 of the Bankruptcy Code by any retained Professional in the Chapter 11 Cases, or that are awardable and allowable under section 503 of the Bankruptcy Code, that the Bankruptcy Court has not denied by a Final Order, all to the extent that any such fees and expenses have not been previously paid. To the extent that the Bankruptcy Court or any higher court denies or reduces by a Final Order any amount of a professional's fees or expenses, then the amount by which such fees are reduced or denied shall no longer constitute Accrued Professional Compensation.
1.3     "Administrative Claim" means a Claim for payment of an administrative expense of a kind specified in section 503(b) or section 1114(e)(2) of the Bankruptcy Code and entitled to priority under section 507(a)(2) of the Bankruptcy Code, including (a) actual, necessary costs and expenses of preserving the Debtors' Estates and operating their businesses, including wages, salaries, or commissions for services rendered, (b) Professional Claims and any other compensation for legal, financial, advisory, accounting, and other services and reimbursement of expenses Allowed by the Bankruptcy Court under section 327, 328, 330, 331, 363, or 503(b) of the Bankruptcy Code to the extent incurred prior to the Effective Date, and (c) all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code.
1.4     "Affiliates" has the meaning ascribed to such term by section 101(2) of the Bankruptcy Code.
1.5     "Allowed" means, with respect to any Claim or Interest, such Claim or Interest or any portion thereof that the Debtors have assented to the validity of or that has been (a) allowed by an order of the Bankruptcy Court, (b) allowed pursuant to the terms of this Plan, (c) allowed by agreement between the Holder of such Claim and the Debtors or Reorganized Debtors, or (d) allowed by an order of a court in which such Claim could have been determined, resolved or adjudicated if the Chapter 11 Cases had not been commenced; provided, however, that, notwithstanding anything herein to the contrary, by treating a Claim as an "Allowed Claim" or an Interest as an "Allowed Interest," the Debtors do not waive their rights to contest the amount and validity of such Claim or Interest to the extent it is disputed, contingent or unliquidated, in the manner and venue in which such Claim or equity Interest would have been determined, resolved or adjudicated if the Chapter 11 Cases had not been commenced; and provided, further that the amount of any Allowed Claim or Allowed Interest shall be determined in accordance with the Bankruptcy Code, including sections 502(b), 503(b) and 506 of the Bankruptcy Code.
1.6     "Avoidance Actions" means any and all actual or potential claims and causes of action to avoid a transfer of property or an obligation incurred by the Debtors and its recovery, subordination, or other remedies that may be brought by and on behalf of the Debtors and their Estates under the Bankruptcy Code or applicable non-bankruptcy law, including actions or remedies under section 502, 510, 542, 544, 545, 547 through 553, and 724(a) of the Bankruptcy Code.
1.7     "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as amended and codified in title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as in effect

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on the date hereof but, with respect to amendments to the Bankruptcy Code subsequent to commencement of the Chapter 11 Case, only to the extent that such amendments were made expressly applicable to bankruptcy cases which were filed as of the enactment of such amendments.
1.8     "Bankruptcy Court" means the United States Bankruptcy Court for the District of Delaware or such other court as may have jurisdiction over the Chapter 11 Cases.
1.9     "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended, the Federal Rules of Civil Procedure, as amended, as applicable to the Chapter 11 Cases or proceedings therein, and the Local Rules of the Bankruptcy Court, as applicable to the Chapter 11 Cases or proceedings therein, as the case may be.
1.10     "Blue Sky Laws" means any state securities or "blue sky" laws.
1.11     "Business Day" means any day, excluding Saturdays, Sundays, and "legal holidays" (as defined in Bankruptcy Rule 9006(a)), on which commercial banks are open for business in New York City.
1.12     "Cash" means legal tender of the United States of America and equivalents thereof.
1.13     "Causes of Action" means any and all actions, claims, proceedings, causes of action, suits, accounts, demands, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment and claims, whether known, unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured, and whether asserted or assertable directly or derivatively, in law, equity or otherwise, including actions brought prior to the Petition Date, actions under chapter 5 of the Bankruptcy Code, including any Avoidance Action, and actions against any Entity for failure to pay for products or services provided or rendered by the Debtors, all claims, suits or proceedings relating to enforcement of the Debtors' intellectual property rights, including patents, copyrights and trademarks, and all claims or causes of action seeking recovery of the Debtors' or the Reorganized Debtors' accounts receivable or other receivables or rights to payment created or arising in the ordinary course of the Debtors' or the Reorganized Debtors' businesses, based in whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Chapter 11 Cases, including through the Effective Date.
1.14     "Chapter 11 Cases" means the chapter 11 cases of the Debtors pending under chapter 11 of the Bankruptcy Code in the Bankruptcy Court, and the phrase "Chapter 11 Case" when used with reference to a particular Debtor means the particular case pending under chapter 11 of the Bankruptcy Code that such Debtor commenced in the Bankruptcy Court.
1.15     "Claim" means any claims against the Debtors, whether or not asserted, as defined in section 101(5) of the Bankruptcy Code, or an Administrative Claim, as applicable.

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1.16     "Claims and Administrative Agent" means Epiq Bankruptcy Solutions, LLC.
1.17     "Class" means a category of Holders of Claims or Interests classified together pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code, as described in Article III of this Plan.
1.18     "Company" means the Debtors and their non-Debtor Affiliates, whether located inside or outside of the territorial jurisdiction of the United States, including all of the direct and indirect subsidiaries of Perfumania.
1.19     "Confirmation" means the entry, within the meaning of Bankruptcy Rules 5003 and 9012, of the Confirmation Order, subject to all conditions specified having been satisfied or waived.
1.20     "Confirmation Date" means the date on which Confirmation occurs.
1.21     "Confirmation Hearing" means the hearing before the Bankruptcy Court held under section 1128 of the Bankruptcy Code to consider confirmation of the Plan and related matters as such hearing may be adjourned or continued from time to time.
1.22     "Confirmation Order" means the order of the Bankruptcy Court confirming this Plan under section 1129 of the Bankruptcy Code, which shall be in form and substance reasonably satisfactory to NewHoldCo, and in the form and with the provisions as required herein.
1.23     "Credit Agreement" means that certain Credit Agreement dated January 7, 2011 (as amended by Amendment No. 1 to the Credit Agreement and Consent, dated as of December 23, 2011, and Amendment No. 2 to the Credit Agreement, dated as of April 25, 2014, and as supplemented by Joinder Agreement, dated as of April 18, 2012 and as further amended, amended and restated, modified, supplemented, or restated and in effect from time to time prior to the DIP Amendment) among Perfumania Holdings, Inc, and certain subsidiaries as borrowers and certain affiliates as guarantors; a syndicate of banks; Wells Fargo Bank, National Association, as administrative agent, collateral agent and swing line lender, Regions Bank and RBS Business Capital, a division of RBS Asset Finance, Inc., as co-documentation agents, and Wells Fargo Capital Finance, LLC, as lead arranger and bookrunner.
1.24     "Creditor" has the meaning ascribed to such term in section 101(10) of the Bankruptcy Code.
1.25     "Cure" means the payment of Cash by the Debtors, or the distribution of other property (as the parties may agree or the Bankruptcy Court may order), as necessary to cure monetary defaults under an Executory Contract or Unexpired Lease of one or more of the Debtors and to permit the Debtors to assume that contract or lease under section 365(a) of the Bankruptcy Code.

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1.26     "D&O Liability Insurance Policies" means all insurance policies of any of the Debtors for directors', managers' and officers' liability, including runoff policies or tail coverage.
1.27     "Debtors" means, collectively, Perfumania Holdings, Inc.; Perfumania, Inc.; Magnifique Parfumes and Cosmetics, Inc.; Ten Kesef II, Inc.; Perfumania.com, Inc.; Model Reorg Acquisition, LLC; Northern Group, Inc.; Perfumania Puerto Rico, Inc.; Quality King Fragrance, Inc.; Scents of Worth, Inc.; Jacavi, LLC; Distribution Concepts, LLC; Flowing Velvet, Inc.; Aladdin Fragrances, Inc.; Niche Marketing Group, Inc.; Northern Brands, Inc.; Northern Amenities, Ltd.; Global Duty Free Supply, Inc.; and Perfumers Art, Inc.
1.28     "DIP Amendment" means that certain Ratification and Amendment Agreement with Perfumania Holdings, Inc., the other borrowers party thereto, the guarantors party thereto, the Lenders (as defined therein) party thereto and Wells Fargo Bank, National Association, as Administrative Agent and Collateral Agent for the Lenders under the Credit Agreement.
1.29     "DIP Credit Agreement" means the DIP Amendment and the Credit Agreement, as amended and ratified by the DIP Amendment.
1.30     "DIP Facility" means the senior secured debtor-in-possession asset-based revolving facility provided to the Debtors pursuant to the DIP Credit Agreement as authorized by the Bankruptcy Court pursuant to the DIP Order, as may be amended or modified from time to time.
1.31     "DIP Order" means, collectively, (a) any interim order or final order entered by the Bankruptcy Court authorizing and approving the DIP Facility and the agreements related thereto, and (b) any and all orders entered by the Bankruptcy Court authorizing and approving amendments or modifications to the DIP Credit Agreement or either of the orders described in the foregoing clause (a).
1.32     "DIP Facility Claim" means any Claim arising under, derived from, based upon, or as a result of the DIP Facility.
1.33     "Disallowed" means (a) a Claim, or any portion thereof, that has been disallowed by a Final Order or a settlement, or as provided in this Plan, or (b) a Claim or any portion thereof that is not Scheduled and as to which a proof of claim bar date has been established but no proof of claim has been timely filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or otherwise deemed timely filed under applicable law.
1.34     "Disclosure Statement" means the written disclosure statement or any supplements thereto (including the Plan Supplement and all schedules thereto or referenced therein) that relates to this Plan, as such disclosure statement may be amended, modified, or supplemented from time to time.
1.35     "Disputed" means any Claim, or any portion thereof, prior to it having become an Allowed Claim or a Disallowed Claim.

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1.36     "Distribution Agent" means any Entity (including any applicable Reorganized Debtor if it acts in such capacity) in its capacity as a disbursing agent under Article VIII of the Plan.
1.37     "Distribution Date" means the date, occurring as soon as practicable after the Effective Date, on which the Distribution Agent first makes distributions to holders of Allowed Claims as provided in Article VIII of the Plan and any date thereafter on which the Distribution Agent makes distributions to holders of Allowed Claims as provided in Article VIII  of the Plan.
1.38     "Effective Date" means the date on which this Plan shall take effect, which date shall be a Business Day on or after the Confirmation Date on which all conditions precedent to the effectiveness of this Plan specified in Article 10.1, have been satisfied, or, if capable of being waived, waived, which date shall be specified in a notice filed by the Reorganized Debtors with the Bankruptcy Court.
1.39     "Entity" has the meaning ascribed to such term in section 101(15) of the Bankruptcy Code.
1.40     "Equity Security" has the meaning ascribed to such term in section 101(16) of the Bankruptcy Code.
1.41     "Estates" means the bankruptcy estates of the Debtors created pursuant to section 541 of the Bankruptcy Code.
1.42     "Exchange Act" means the Securities Exchange Act of 1934, as now in effect or hereafter amended.
1.43     "Exculpated Claim" means any Claim related to any act or omission in connection with, relating to, or arising out of the Debtors' in or out of court restructuring, the Chapter 11 Cases, formulation, preparation, dissemination, negotiation, or filing of the Disclosure Statement, the Plan, the settlement of Claims or renegotiation of Executory Contracts or Unexpired Leases, the negotiation of the Plan, the DIP Credit Agreement, the Plan Supplement, the Exit Facility Credit Agreement, or any contract, instrument, release, or other agreement or document created or entered into in connection with the Disclosure Statement or Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of consummation of the Plan, the administration, consummation, and implementation of the Plan, the distribution of property under the Plan, or any transaction contemplated by the Plan or Disclosure Statement, or in furtherance thereof; provided, however, that Exculpated Claims shall not include any claim arising out of any act or omission that is determined in a Final Order to have constituted gross negligence, willful misconduct, or intentional fraud to the extent imposed by applicable non-bankruptcy law. For the avoidance of doubt, no Cause of Action, obligation or liability expressly set forth in or preserved by the Plan or the Plan Supplement constitutes an Exculpated Claim.
1.44     "Exculpated Parties" means, collectively, each of the following in their respective capacities as such: (a) the Debtors; (b) the Reorganized Debtors; (c) each of the non-Debtor Affiliates that is a subsidiary of Perfumania; (d) the Lenders under the DIP Facility (e)

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the Nussdorf Family; (f) NewHoldCo; (g) the Garcia Group; (h) any statutory committee appointed in these Chapter 11 Cases and the current and former members thereof, in their capacity as such; and (i) with respect to each of the foregoing Entities in clauses (a) through (h), such Entity's respective predecessors, successors and assigns, and current and former stockholders, members, limited partners, general partners, equity holders, Affiliates and its and their subsidiaries, principals, partners, managed funds, parents, equity holders, members, employees, agents, officers, directors, managers, trustees, professionals, representatives, advisors, attorneys, financial advisors, accountants, investment bankers, and consultants.
1.45     "Executory Contract" means any contract to which any of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.
1.46     "Exhibit" means an exhibit contained in the Plan Supplement or annexed as an appendix to the Disclosure Statement.
1.47     "Exit Commitment Letter" means that certain Commitment Letter, dated as of August 26, 2017, by and among Wells Fargo Bank, N.A., and Perfumania Holdings, Inc.
1.48     "Exit Facility" means that certain asset-based revolving credit facility in the principal amount of up to $100 million pursuant to the Exit Facility Credit Agreement and all other documents entered into in connection therewith or contemplated thereby. The Exit Facility shall be in form and substance reasonably satisfactory to NewHoldCo.
1.49     "Exit Facility Credit Agreement" means that certain Credit Agreement to be entered on the effective date of the plan by the Reorganized Debtors and certain other subsidiaries and affiliates thereof, as loan parties, the Lenders (as defined therein) party thereto, Wells Fargo Bank, N.A., as agent, and other parties thereto, in form and substance substantially similar to the Form of Exit Credit Facility Agreement (as defined in the Exit Commitment Letter) (as amended, supplemented, or otherwise modified from time to time), and all documents executed in connection therewith. The Exit Facility Credit Agreement shall be in form and substance reasonably satisfactory to NewHoldCo.
1.50     "Exit Lenders" has the meaning given in the definition of "Exit Facility Credit Agreement.
1.51     "Final Decree" means a final decree entered by the Court closing all of the remaining Chapter 11 Cases pursuant to Bankruptcy Rule 3022.
1.52     "Final Order" means an order or judgment, the operation or effect of which has not been reversed, stayed, modified, or amended, is in full force and effect, and as to which order or judgment (or any reversal, stay, modification, or amendment thereof) (a) the time to appeal, seek certiorari, or request reargument or further review or rehearing has expired and no appeal, petition for certiorari, or request for reargument or further review or rehearing has been timely filed, or (b) any appeal that has been or may be taken or any petition for certiorari or request for reargument or further review or rehearing that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed, from which certiorari was sought, or to which the request was made, and no further appeal or petition for certiorari or

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request for reargument or further review or rehearing has been or can be taken or granted; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order shall not prevent such order from being a Final Order; provided, further, that the Debtors or Reorganized Debtors, as applicable, reserve the right to waive any appeal period for an order or judgment to become a Final Order.
1.53     "Garcia Group" means Rene Garcia and certain family trusts and affiliated companies of Rene Garcia.
1.54     "General Unsecured Claim" means any unsecured Claim that is not an Administrative Claim, Priority Tax Claim, Professional Claim, Other Priority Claim, Intercompany Claim, QKD Note Claim, Nussdorf Trust Notes Claim, or 2004 Note Claim. Without limiting the foregoing, General Unsecured Claims include all Rejection Damages Claims.
1.55     "Governmental Unit" has the meaning ascribed to such term in section 101(27) of the Bankruptcy Code.
1.56     "Holder" means a holder of a Claim against or Interest in the Debtors.
1.57     "Impaired" means impaired within the meaning of section 1124 of the Bankruptcy Code.
1.58     "Inactive Debtors" means, collectively, Jacavi, LLC; Distribution Concepts, LLC; Flowing Velvet, Inc.; Northern Brands, Inc.; Northern Amenities, Ltd.; Global Duty Free Supply, Inc.; and Perfumers Art, Inc.
1.59     "Inactive Debtor Final Decree" means a final decree entered by the Court closing the Chapter 11 Cases of the Inactive Debtors pursuant to Bankruptcy Rule 3022, substantially in the form annexed to the Confirmation Order.
1.60     "Indemnification Provisions" means each of the indemnification provisions, agreements or obligations of the Debtors in place as of the Petition Date, whether in the bylaws, certificate of incorporation or other formation documents, board resolutions or employment contracts, in each case for the benefit of the current and former directors, officers, members, employees, attorneys, other professionals and agents of the Debtors.
1.61     "Insurance Policies" means, collectively, all of the Debtors' insurance policies.
1.62     "Intercompany Claim" means a Claim (a) by any Debtor against another Debtor or (b) by any non-Debtor Affiliate against any of the Debtors.
1.63     "Intercompany Interests" means all Interests in the Subsidiary Debtors.
1.64     "Interest" means (a) the legal, equitable, contractual, and other rights (whether fixed or contingent, matured or unmatured, disputed or undisputed) in any Entity with

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respect to Old Perfumania Common Stock, or any other Equity Securities or Other Interests of the Debtors and (b) the legal, equitable, contractual and other rights (whether fixed or contingent, matured or unmatured, disputed or undisputed) of any Entity to purchase, sell, subscribe to, or otherwise acquire or receive (directly or indirectly) any of the foregoing.
1.65     "Lien" has the meaning ascribed to such term in section 101(37) of the Bankruptcy Code.
1.66     "New Board" means the initial board of directors or functional equivalent thereof, as applicable, of Reorganized Perfumania as designated pursuant to Article 6.13.
1.67     "New Bylaws" means the bylaws, limited liability company agreement, or functional equivalent thereof, as applicable, of the Reorganized Debtors, the form of which shall be included in the Plan Supplement, and subject to Article 6.12 hereof.
1.68     "New Certificates of Incorporation" means the certificates of incorporation, certificates of formation, or functional equivalent thereof, as applicable, of each of the Reorganized Debtors, the form of which shall be included in the Plan Supplement, and subject to Article 6.12 hereof.
1.69     "New Corporate Governance Documents" means, as applicable, (a) the New Certificates of Incorporation, (b) the New Bylaws, and (c) the New Shareholders Agreement, in each case to be filed as part of the Plan Supplement, and subject to Article 6.12 hereof. The New Corporate Governance Documents shall be in form and substance satisfactory to NewHoldCo in its sole discretion.
1.70     "NewHoldCo" means MJA Beauty, LLC a Delaware limited liability Company formed prior to the Petition Date by certain estate trusts established by the Nussdorf Family and the Garcia Group, which shall be the parent company of the Reorganized Debtors.
1.71     "NewHoldCo Investment Agreement" means that certain agreement by and between NewHoldCo, each individual member of NewHoldCo and Perfumania Holdings, Inc., dated August 26, 2017, setting forth the terms and conditions upon which NewHoldCo shall make the NewHoldCo Equity Infusion.
1.72     "NewHoldCo Equity Infusion" means $14,263,460 in Cash to be contributed by NewHoldCo pursuant to the terms of the NewHoldCo Investment Agreement that will be used to (1) to make (or cause to be made) distributions under the Plan; (2) to fund the Releasing Stockholder Consideration; and (3) to fund ongoing operations.
1.73     "NewHoldCo Equity Allocation" means shares of New Perfumania Common Stock to be issued to NewHoldCo or its designee on account of the NewHoldCo Equity Infusion equal to 100% of the shares of New Perfumania Common Stock issued and outstanding on the Effective Date.
1.74     "New Perfumania Common Stock" means the shares of new common stock, limited liability company membership units, or functional equivalent thereof, as applicable, of Reorganized Perfumania.

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1.75     "Nussdorf Family" means Stephen Nussdorf, Glenn Nussdorf, Arlene Nussdorf, Ruth Nussdorf, all trusts in which any of Stephen Nussdorf, Glenn Nussdorf, Arlene Nussdorf, or Ruth Nussdorf are grantors, and their respective Affiliates, trusts (and the trustees and beneficiaries thereof), funds, and investment vehicles Controlled by them.
1.76     "Nussdorf Trust Notes" means the unsecured subordinated promissory notes, as amended, supplemented, or otherwise modified from time to time, and all documents executed in connection therewith, issued by Model Reorg Acquisition LLC in the aggregate principal amount of approximately $85,400,000 million to six estate trusts established by Glenn, Stephen and Arlene Nussdorf.
1.77     "Old Perfumania Common Stock" means shares of common stock of Perfumania that are authorized, issued, and outstanding prior to the Effective Date.
1.78     "Other Interests" means all options, warrants, call rights, puts, awards, or other agreements to acquire an Equity Security of Perfumania.
1.79     "Other Priority Claim" means any Claim, other than an Administrative Claim or Priority Tax Claim, entitled to priority payment as specified in section 507(a) of the Bankruptcy Code.
1.80     "Other Secured Claim" means any Secured Claim other than a DIP Facility Claim.
1.81     "Perfumania" means Perfumania Holdings, Inc., a Florida corporation.
1.82     "Person" has the meaning set forth in section 101(41) of the Bankruptcy Code.
1.83     "Petition Date" means the date on which the Debtors filed their petitions for reorganization relief in the Bankruptcy Court.
1.84     "Plan" means this plan of reorganization for the resolution of outstanding Claims and Interests in the Chapter 11 Cases, as may be modified in accordance with the Bankruptcy Code and Bankruptcy Rules, including the Plan Supplement and all Exhibits, supplements, appendices, and schedules. The Plan shall be in form and substance reasonably satisfactory to NewHoldCo.
1.85     "Plan Supplement" means the supplement or supplements to the Plan containing certain Exhibits and documents relevant to the implementation of the Plan, to be filed with the Bankruptcy Court on or before the Plan Supplement Filing Date, and including: (a) the New Corporate Governance Documents, (b) the Schedule of Rejected Executory Contracts and Unexpired Leases, (c) the Exit Facility Credit Agreement (d) a list of retained Causes of Action, and (e) to the extent known, the New Board.
1.86     "Plan Supplement Filing Date" means the date on which the Plan Supplement shall be filed with the Bankruptcy Court, which shall be filed with the Bankruptcy

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Court on or before 14 days prior to the Confirmation Hearing, or such later date as may be approved by the Bankruptcy Court without further notice.
1.87     "Plan Transaction Documents" means all definitive documents and agreements to which the Debtors will be a party as contemplated by the Plan, including (a) the Plan and any documentation or agreements related thereto; (b) the Confirmation Order and pleadings in support of entry thereof; (c) the Disclosure Statement, (d) the Exit Facility Credit Agreement and any documentation or agreements relating thereto; and (e) all documents that will comprise the Plan Supplement.
1.88     "Priority Tax Claim" means a Claim of a Governmental Unit entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code.
1.89     "Pro Rata" means the proportion that an Allowed Claim or Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class, or the proportion that Allowed Claims or Allowed Interests in a particular Class bear to the aggregate amount of Allowed Claims or Allowed Interests in a particular Class and other Classes entitled to share in the same recovery as such Allowed Claim or Allowed interests under the Plan.
1.90     "Professional" means any Entity retained in the Chapter 11 Cases by separate Final Order pursuant to sections 327, 363, and 1103 of the Bankruptcy Code or otherwise; provided, however, that Professional does not include any Entity retained in the ordinary course of the Debtors' business.
1.91     "Professional Claim" means an Administrative Claim of a Professional for compensation for services rendered or reimbursement of costs, expenses, or other charges and disbursements incurred relating to services rendered or expenses incurred after the Petition Date and prior to and including the Confirmation Date.
1.92     "QKD Note" means the unsecured subordinated promissory note, dated as of August 11, 2008, as amended, supplemented, or otherwise modified from time to time, and all documents executed in connection therewith, issued by Model Reorg Acquisition LLC to Quality King Distributors, Inc. in the principal amount of $35,000,000.
1.93     "Reinstated" or "Reinstatement" means (a) leaving unaltered the legal, equitable and contractual rights to which a Claim entitles the Claim Holder so as to leave such Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code, or (b) notwithstanding any contractual provision or applicable law that entitles the Claim Holder to demand or receive accelerated payment of such Claim after the occurrence of a default, (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code; (ii) reinstating the maturity of such Claim as such maturity existed before such default; (iii) compensating the Claim Holder for any damages incurred as a result of any reasonable reliance by such Claim Holder on such contractual provision or such applicable law; and (iv) not otherwise altering the legal, equitable or contractual rights to which such Claim entitles the Claim Holder; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the

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obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, "going dark" provisions, and affirmative covenants regarding corporate existence prohibiting certain transactions or actions contemplated by this Plan, or conditioning such transactions or actions on certain factors, shall not be required to be cured or reinstated in order to accomplish Reinstatement.
1.94     "Rejection Bar Date" has the meaning set forth in Article 7.2.
1.95     "Rejection Damages Claim" means any Claim on account of the rejection of an Executory Contract or Unexpired Lease pursuant to section 365 of the Bankruptcy Code or the repudiation of such contract.
1.96     "Rejection Damages Claim Objection Deadline" means, as applicable (a) the day that is the later of (i) the first Business Day that is at least 60 days after the Effective Date and (ii) the first Business Day that is at least 60 days after the applicable Rejection Bar Date, (b) such later date as may be established by the Bankruptcy Court upon request of the Reorganized Debtors without further notice to parties-in-interest.
1.97     "Rejection Motion" means any motion filed by the Debtors to reject Executory Contracts or Unexpired Leases, including all exhibits and schedules attached thereto, as the same may be amended, modified, or supplemented from time to time. The schedules and exhibits to the Rejection Motion shall be in form and substance reasonably satisfactory to NewHoldCo.
1.98     "Released Parties" means each of the following in their respective capacities as such: (a) the Debtors; (b) the Reorganized Debtors; (c) each of the non-Debtor Affiliates that is a Subsidiary; (d) the Lenders under the DIP Facility (e) the Nussdorf Family; (f) NewHoldCo; (g) the Garcia Group; (h) any statutory committee appointed in these Chapter 11 Cases and the current and former members thereof, in their capacity as such; and (i) with respect to each of the above-named Entities described in subsections (a) through (h), such Entity's respective predecessors, successors and assigns, and current and former stockholders, members, limited partners, general partners, equity holders, Affiliates and its and their subsidiaries, descendants, principals, partners, managed funds, parents, equity holders, members, employees, agents, officers, directors, managers, spouses, trustees, professionals, representatives, advisors, attorneys, financial advisors, accountants, investment bankers, and consultants.
1.99     "Releasing Stockholder" means a Holder of an Allowed Interest in Perfumania, other than NewHoldCo, who affirmatively opts-in to the Stockholder Release.
1.100     "Releasing Stockholder Consideration" means the $2.00 per share consideration to Releasing Stockholders in exchange for granting a Stockholder Release, which shall be funded by the NewHoldCo Equity Infusion.
1.101     "Reorganized Debtors" means the Debtors or any successors thereto, by merger, consolidation, or otherwise, from and after the Effective Date, but excluding specifically any of the Debtors who are dissolved pursuant to the Plan.

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1.102     "Reorganized Perfumania" means Perfumania upon consummation of the Plan on the Effective Date.
1.103     "Scheduled" means, with respect to any Claim, the status, priority, and amount, if any, of such Claim as set forth in the Schedule of Rejected Executory Contracts and Unexpired Leases.
1.104     "Schedule of Rejected Executory Contracts and Unexpired Leases" means the schedule of certain Executory Contracts and Unexpired Leases to be rejected by the Debtors originally filed as an exhibit to the Rejection Motion and in the form filed as part of the Plan Supplement, as the same may be amended, modified, or supplemented from time to time. The Schedule of Rejected Executory Contracts and Unexpired Leases shall be in form and substance reasonably satisfactory to NewHoldCo.
1.105     "Secured Claim" means a Claim (a) secured by a Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.
1.106     "Securities Act" means the Securities Act of 1933, as now in effect or hereafter amended, and the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.
1.107     "Security" has the meaning ascribed to such term in section 2(a)(1) of the Securities Act.
1.108     "Stockholder Release" means the release set forth in Article 9.5 of this Plan.
1.109     "Stockholder Release Form" means either the Beneficial Owner Release Opt-In Form or the Registered Owner Release Opt-In Form, as applicable, distributed to Holders of Interests in Perfumania for the purposes of electing to opt-in to the Stockholder Release in exchange for the Releasing Stockholder Consideration.
1.110     "Subordinated 510(b) Interest" means any claim against the Debtors that is subject to subordination under section 510(b) of the Bankruptcy Code, whether arising from rescission of a purchase or sale of an Interest of the Debtors or an Affiliate of the Debtors, for damages arising from the purchase or sale of such Interest, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such claim, or otherwise, which, in the case of Old Perfumania Common Stock shall have the same priority as Old Perfumania Common Stock.
1.111     "Subsidiaries" means the direct or indirect subsidiaries of Perfumania. 1.112 "Subsidiary Debtors" means each of the Debtors other than Perfumania.
1.112     "Subsidiary Debtors" means each of the Debtors other than Perfumania.

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1.113     "Unexpired Lease" means a lease of nonresidential real property to which any of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.
1.114     "Unimpaired" means, with respect to a Class of Claims, a Class of Claims that is not Impaired.
C. Rules of Interpretation
For purposes of this Plan, unless otherwise provided herein, (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural; (b) each pronoun stated in the masculine, feminine, or neuter includes the masculine, feminine, and neuter; (c) any reference in the Plan to an existing document or schedule filed or to be filed means such document or schedule, as it may have been or may be amended, modified, or supplemented; (d) any reference to an entity as a Holder of a Claim or Interest includes that entity's successors and assigns; (e) all references in this Plan to Sections, Articles, and Exhibits are references to Sections, Articles, and Exhibits of or to this Plan; (f) the words "herein," "hereunder," and "hereto" refer to this Plan in its entirety rather than to a particular portion of this Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan; (h) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (i) to the extent the Disclosure Statement is inconsistent with the terms of this Plan, this Plan shall control; (j) to the extent this Plan is inconsistent with the Confirmation Order, the Confirmation Order shall control; (k) references to "shares," "shareholders," "directors," and/or "officers" shall also include "membership units," "members," "managers," or other functional equivalents, as applicable, as such terms are defined under the applicable state limited liability company or alternative comparable laws, as applicable; and (l) any immaterial effectuating provision may be interpreted by the Reorganized Debtors in a manner that is consistent with the overall purpose and intent of the Plan without further Final Order of the Bankruptcy Court.
D. Computation Of Time
In computing any period of time prescribed or allowed by this Plan, unless otherwise expressly provided, the provisions of Bankruptcy Rule 9006(a) shall apply.
E. References to Monetary Figures
All references in this Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.
F. Exhibits
All Exhibits are incorporated into and are a part of this Plan as if set forth in full herein and such Exhibits shall be filed with the Bankruptcy Court on or before the Plan Supplement Filing Date. After the Plan Supplement Filing Date, copies of Exhibits may be obtained upon email request to the Claims and Administrative Agent at

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tabulation@epiqsystems.com, or by downloading such exhibits from the Debtors' informational website at http://dm.epiq11.com/perfumania.
ARTICLE II

ADMINISTRATIVE EXPENSES AND PRIORITY CLAIMS
In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims are not classified and are not entitled to vote on the Plan.
2.1     Administrative Claims. On or as soon as reasonably practicable after the Effective Date, each Holder of an Allowed Administrative Claim (other than a DIP Facility Claim, which shall be subject to Article 2.2 of this Plan, or a Professional Claim, which shall be subject to Article 2.3 of this Plan) will (i) be Reinstated, (ii) receive, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim either (a) payment in full in Cash for the unpaid portion of such Allowed Administrative Claim or (b) such other less favorable treatment as agreed to in writing by the Debtors or Reorganized Debtors, as applicable, and such Holder, or (iii) will otherwise be left Unimpaired; provided, however, that Administrative Claims incurred by the Debtors in the ordinary course of business may be paid in the ordinary course of business in the discretion of the Debtors or Reorganized Debtors in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court. All statutory fees payable under 28 U.S.C. § 1930(a) shall be paid as such fees become due. Any taxes that arose postpetition shall be paid in the ordinary course of business and the taxing authorities that hold Claims on account of such postpetition taxes shall not be required to file a proof of claims for an Administrative Claim in the Chapter 11 Cases.
2.2     DIP Facility Claims.
(a)     Pursuant to the DIP Order, all DIP Facility Claims are Allowed.
(b)     Except to the extent that a Holder of a DIP Facility Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each and every DIP Facility Claim, each Holder of a DIP Facility Claim shall receive an equal dollar amount of the Exit Facility.
2.3     Professional Claims.
(a)     Claims for Accrued Professional Compensation. Professionals or other Persons asserting a Claim for Accrued Professional Compensation for services rendered to the Debtors or any statutory committee appointed in these Chapter 11 Cases before the Effective Date must file and serve on the Debtors and such other Persons who are designated by the Bankruptcy Rules, the Confirmation Order or other order of the Bankruptcy Court an application for final allowance of such Claim for Accrued Professional Compensation no later than 45 days after the Effective Date.
(b)     Post-Effective Date Fees and Expenses. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the

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Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional for services rendered or expenses incurred after the Effective Date in the ordinary course of business without any further notice to any party or action, order or approval of the Bankruptcy Court.
2.4     Priority Tax Claims. On the Effective Date, or as soon a reasonably practicable thereafter, except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for, such Claims, each Holder of an Allowed Priority Tax Claim shall receive one of the following treatments on account of such Claim: (a) Cash in an amount equal to the amount of such Allowed Priority Tax Claim, (b) Cash in an amount agreed to by the Debtors (or the Reorganized Debtors) and such Holder, provided, however, that such parties may further agree for the payment of such Allowed Priority Tax Claim to occur at a later date, or (c) at the sole option of the Debtors, Cash in the aggregate amount of such Allowed Priority Tax Claim payable in installment payments over a period of not more than five (5) years after the Petition Date pursuant to section 1129(a)(9)(C) of the Bankruptcy Code. To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the Holder of such Claim, or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business.
ARTICLE III

CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS
3.1     Classification of Claims and Interests.
(a)     The Plan is a single plan of reorganization for the jointly administered Chapter 11 Cases, but does not constitute a substantive consolidation of the Debtors' Estates for voting purposes. The Plan, though proposed jointly, constitutes a separate plan for each of the Debtors for voting purposes. Therefore, all Claims against and Interests in a particular Debtor are placed in the Classes set forth below with respect to such Debtor.
(b)     There are a total of 19 Debtors. Each Debtor has been assigned a letter below. The Claims against and Interests in each Debtor, in turn, have been assigned separate numbered Classes based on the type of Claim or Interest involved. Accordingly, the classification of any particular Claim or Interest in any of the Debtors depends on the particular Debtor against which such Claim or Interest is asserted (or in which such Interest is held) and the type of Claim or Interest in question. The letters applicable to the 19 Debtors are as follows:

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Letter	Debtor Name
A.	Perfumania Holdings, Inc.
B.	Perfumania, Inc.
C.	Magnifique Parfumes and Cosmetics, Inc.
D.	Ten Kesef II, Inc.
E.	Perfumania.com, Inc.
F.	Model Reorg Acquisition, LLC
G.	Northern Group, Inc.
H.	Perfumania Puerto Rico, Inc.
I.	Quality King Fragrance, Inc.
J.	Scents of Worth, Inc.
K.	Jacavi, LLC
L.	Distribution Concepts, LLC
M.	Flowing Velvet, Inc.
N.	Aladdin Fragrances, Inc.
O.	Niche Marketing Group, Inc.
P.	Northern Brands, Inc.
Q.	Northern Amenities, Ltd.
R.	Global Duty Free Supply, Inc.
S.	Perfumers Art, Inc.

(c)     In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims of the kinds specified in sections 507(a)(1) and 507(a)(8) of the Bankruptcy Code have not been classified and their treatment is set forth in Article II above.
(d)     Pursuant to sections 1122 and 1123 of the Bankruptcy Code, set forth below is a designation of classes of Claims against and Interests in the Debtors. A Claim or Interest is placed in a particular Class for the purposes of voting on the Plan, to the extent applicable, and receiving distributions pursuant to the Plan only to the extent that such Claim or

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Interest is an Allowed Claim or an Allowed Interest in that Class and such Claim or Interest has not been paid, released, or otherwise settled prior to the Effective Date.
(e)     Claims and Interests are divided into numbered Classes as set forth below:
Class	Claim or Interest	Status	Voting Rights
1.	Other Priority Claims	Unimpaired	Presumed to Accept
2.	Other Secured Claims	Unimpaired	Presumed to Accept
3.	QKD Note Claims	Unimpaired	Presumed to Accept
4.	Nussdorf Trust Notes Claims	Unimpaired	Presumed to Accept
5.	2004 Note Claims	Unimpaired	Presumed to Accept
6.	General Unsecured Claims	Unimpaired	Presumed to Accept
7.	Intercompany Claims	Unimpaired	Presumed to Accept
8.	Intercompany Interests	Unimpaired	Presumed to Accept
9.	Interests in Perfumania	Impaired	Deemed to Reject
10.	Subordinated 510(b) Interests	Impaired	Deemed to Reject

ARTICLE IV

PROVISIONS FOR TREATMENT
OF CLAIMS AND INTERESTS
4.1     Classes 1A-1S – Other Priority Claims
(a)     Classification: Classes 1A-1S consists of all Other Priority Claims.
(b)     Treatment: On the Effective Date, or as soon as reasonably practicable thereafter, unless the holder of an Other Priority Claim and the Debtors agree to different treatment, each holder of an Allowed Other Priority Claim shall have its Claim Reinstated.
(c)     Voting: Classes 1 A-1S are Unimpaired, and each Holder of an Allowed Other Priority Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Other Priority Claims are not entitled to vote to accept or reject the Plan.
4.2     Classes 2A-2S – Other Secured Claims

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(a)     Classification: Class 2 consists of all Other Secured Claims.
(b)     Treatment: With respect to each Other Secured Claim that becomes due or payable prior to the Effective Date, on or as soon as reasonably practicable after the Effective Date, at the sole option of the Debtors or Reorganized Debtors, in full and final satisfaction, settlement, release, and discharge of and in exchange for, such Claims, each Holder of an Allowed Other Secured Claim (A) shall be paid in full in Cash, including postpetition interest, if any, required to be paid pursuant to section 506 of the Bankruptcy Code as the case may be; (B) shall have its Allowed Other Secured Claim Reinstated, and paid in full, including postpetition interest, if any, required to be paid pursuant to section 506 of the Bankruptcy Code as the case may be, on the later to occur of the Effective Date or when such Claim becomes due in the ordinary course of the Debtors' or Reorganized Debtors' business operations; (C) shall have its Claim otherwise rendered Unimpaired pursuant to section 1124 of the Bankruptcy Code; or (D) shall receive such other less favorable treatment as to which the Debtors or Reorganized Debtors and such Holder of such Allowed Other Secured Claim will have agreed upon in writing; provided that Other Secured Claims incurred by the Debtors in the ordinary course of business may be paid in the ordinary course of business in accordance with such applicable terms and conditions relating thereto in the discretion of the Debtors or Reorganized Debtors without further notice to or order of the Bankruptcy Court.
Nothing in this Article 4.2 or elsewhere in this Plan shall preclude the Reorganized Debtors, as applicable, from challenging the validity of any alleged Lien or any asset of the Debtors or the value of the property that secures any alleged Lien.
(c)     Voting: Classes 2A-2S are Unimpaired, and each Holder of an Other Secured Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Other Secured Claims are not entitled to vote to accept or reject the Plan.
4.3     Class 3F – QKD Note Claims
(a)     Classification: Class 3F consists of all QKD Note Claims.
(b)     Treatment: On the Effective Date, or as soon a reasonably practicable thereafter, except to the extent that a Holder of an Allowed QKD Note Claim agrees to a less favorable treatment, each Holder of an Allowed QKD Note Claim shall have its Claim Reinstated.
(c)     Voting: Class 3F is Unimpaired, and each Holder of an Allowed QKD Note Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of QKD Noted Claims are not entitled to vote to accept or reject the Plan.
4.4     Class 4F – Nussdorf Trust Notes Claims
(a)     Classification: Class 4F consists of all Nussdorf Trust Notes
Claims.

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(b)     Treatment: On the Effective Date, or as soon a reasonably practicable thereafter, except to the extent that a Holder of an Allowed Nussdorf Trust Notes Claim agrees to a less favorable treatment, each Holder of an Allowed Nussdorf Trust Notes Claim shall have its Claim Reinstated.
(c)     Voting: Class 4F is Unimpaired, and each Holder of an Allowed Nussdorf Trust Notes Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Nussdorf Trust Notes Claims are not entitled to vote to accept or reject the Plan.
4.5     Class 5B – the 2004 Note Claims.
(a)     Classification: Class 5B consists of all 2004 Note Claims.
(b)     Treatment: On the Effective Date, or as soon a reasonably practicable thereafter, except to the extent that a Holder of an Allowed 2004 Note Claim agrees to a less favorable treatment, each Holder of an Allowed 2004 Note Claim shall have its Claim Reinstated.
(c)     Voting: Class 5B is Unimpaired, and each Holder of an Allowed 2004 Note Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of 2004 Note Claims are not entitled to vote to accept or reject the Plan.
4.6     Class 6A-6S – General Unsecured Claims
(a)     Classification: Classes 6A-6S consists of all General Unsecured Claims.
(b)     Treatment: On or as soon as reasonably practicable after the Effective Date, at the sole option of the Debtors or Reorganized Debtors, in full and final satisfaction, settlement, release, and discharge of, and in exchange for each Allowed General Unsecured Claim, each Holder of an Allowed General Unsecured Claim shall (A) be paid in full in Cash; (B) have its Allowed General Unsecured Claim Reinstated, and paid in full, including postpetition interest (which shall not accrue at a default rate), if any, on the later to occur of the Effective Date or when such Claims become due in the ordinary course of the Debtors' or Reorganized Debtors' business operations; (C) have its Claim otherwise rendered Unimpaired pursuant to section 1124 of the Bankruptcy Code; or (D) receive such other less favorable treatment as to which the Debtors or Reorganized Debtors and the Holder of such Allowed Class 6 Claim will have agreed upon in writing.
(c)     Voting: Classes 6A-6S are Unimpaired and each Holder of an Allowed General Unsecured Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of General Unsecured Claims are not entitled to vote to accept or reject the Plan.

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4.7     Classes 7A-7S – Intercompany Claims
(a)     Classification: Classes 7A-7S consist of all Intercompany Claims.
(b)     Treatment: On the Effective Date, all Allowed Intercompany Claims held by the Debtors between and among the Debtors and/or any Affiliates of the Debtors shall, at the election of the Debtors or the Reorganized Debtors, as applicable, be either (i) Reinstated, or (ii) released, waived, and discharged.
(c)     Voting: Class 7A-7S are Unimpaired, and each Holder of an Allowed Intercompany Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Allowed Intercompany Claims are not entitled to vote to accept or reject the Plan.
4.8     Classes 8A-8S – Intercompany Interests
(a)     Classification: Classes 8A-8S consist of all Intercompany Interests.
(b)     Treatment: On the Effective Date, Allowed Intercompany Interests shall be Reinstated and rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.
(c)     Voting: Classes 8A-9S are Unimpaired, and Holders of Intercompany Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Intercompany Interests are not entitled to vote to accept or reject the Plan.
4.9     Class 9A – Interests in Perfumania
(a)     Classification: Class 9A consists of all Interests in Perfumania.
(b)     Treatment: On the Effective Date, all Interests in Perfumania shall be cancelled without further action by the Debtors or Reorganized Debtors and the obligations of the Debtors and Reorganized Debtors thereunder shall be discharged. Holders of Interests in Perfumania shall receive no property under the Plan on account of such Interests.
As set forth in Article 6.4, each Holder of an Interest in Perfumania, other than NewHoldCo, shall have the opportunity to receive the Releasing Stockholder Consideration in exchange for providing a Stockholder Release.
(c)     Voting: Class 9A is Impaired, and Holders of Allowed Class 9A Interests are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Allowed Class 9A Interests are not entitled to vote to accept or reject the Plan.

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4.10     Class 10A – Subordinated 510(b) Interests
(a)     Classification: Class 10A consists of all Subordinated 510(b) Interests.
(b)     Treatment: The holders of Subordinated 510(b) Interests shall not receive or retain any property under the Plan on account of such Subordinated 510(b) Interests and the obligations of the Debtors and Reorganized Debtors on account of Subordinated 510(b) Interests shall be discharged.
(c)     Voting: Class 10A is Impaired, and Holders of Allowed Class 10A Interests are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Allowed Class 10A Interests are not entitled to vote to accept or reject the Plan.
ARTICLE V

ACCEPTANCE
5.1     No Class Entitled to Vote. No Classes are entitled to vote to accept or reject this Plan. By operation of law, Classes 1 through 8 are Unimpaired and are deemed to have accepted this Plan and, therefore, are not entitled to vote. By operation of law, Classes 9 and 10 are deemed to have rejected this Plan and are not entitled to vote.
5.2     Cramdown. To the extent necessary, the Debtors shall request confirmation of this Plan, as it may be modified from time to time in accordance with the terms hereof, under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to modify, amend, or withdraw this Plan, with respect to all Debtors or any individual Debtor or group of Debtors to the extent, if any, that confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.
ARTICLE VI

MEANS FOR IMPLEMENTATION OF THE PLAN
6.1     No Substantive Consolidation for Plan Purposes.
The Plan shall apply as a separate Plan for each of the Debtors, and the classification of Claims and Interests set forth in Article III shall apply separately to each of the Debtors.
6.2     General Settlement of Claims and Interests.
Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, on the Effective Date, the provision of the Plan shall constitute good-faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan.

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6.3     Plan Funding.
Distributions under this Plan, and the Reorganized Debtors' operations post-Effective Date will be funded from the following sources:
(a)     Exit Facility. On the Effective Date, the DIP Facility will convert to an exit credit facility. Confirmation shall be deemed approval of the Exit Facility (including the transactions contemplated thereby, such as any supplementation or additional syndication of the Exit Facility, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith, including the payment of all fees, indemnities, and expenses provided for therein) and authorization for the Reorganized Debtors to enter into and execute the Exit Facility and such other documents as the Exit Lenders may reasonably require to effectuate the treatment afforded to such lenders pursuant to the Exit Facility, subject to such modifications as the Reorganized Debtors may deem to be reasonably necessary to consummate such Exit Facility.
(b)     NewHoldCo Equity Infusion. On the Effective Date, in Exchange for the NewHoldCo Equity Allocation, NewHoldCo will make the NewHoldCo Equity Infusion, which shall be used (1) to make (or cause to be made) distributions under the Plan; (2) to fund the Releasing Stockholder Consideration; and (3) to fund ongoing operations.
(c)     Other Plan Funding. Other than as set forth in Articles 6.3(a) and 6.3(b) of this Plan, all Cash necessary for the Reorganized Debtors to make payments required by this Plan shall be obtained from the Debtors' Cash balances then on hand, after giving effect to the transactions contemplated herein.
6.4     Option to Receive Releasing Stockholder Consideration. Each Holder of an Interest in Perfumania, other than NewHoldCo, shall have the opportunity to receive the Releasing Stockholder Consideration by electing to provide the Stockholder Release, pursuant to the instructions provided in the Stockholder Release Form and in the Disclosure Statement. For the avoidance of doubt, NewHoldCo agrees to be bound by the Stockholder Release, but shall not receive the Releasing Stockholder Consideration.
6.5     Authorization and Issuance of New Perfumania Common Stock. On the Effective Date, Reorganized Perfumania shall authorize and issue the New Perfumania Common Stock for distribution to NewHoldCo on account of the NewHoldCo Equity Infusion. Distribution of New Perfumania Common Stock hereunder shall constitute issuance of 100% of the New Perfumania Common Stock and shall be deemed issued on the Effective Date. All of the shares, membership units, or functional equivalent thereof, as applicable, of New Perfumania Common Stock issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. The issuance of New Perfumania Common Stock by Reorganized Perfumania is authorized without the need for any further corporate action or without any further action by the Debtors or the Reorganized Debtors, as applicable.
6.6     Exemptions from Securities Act Registration Requirements. The offering, issuance, and distribution of any Securities pursuant to the Plan and any and all settlement agreements incorporated therein will be exempt from the registration requirements of

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section 5 of the Securities Act pursuant to section 1145 of the Bankruptcy Code, section 4(a)(2) of the Securities Act, or any other available exemption from registration under the Securities Act, as applicable. Section 4(a)(2) of the Securities Act exempts transactions not involving a public offering. In reliance upon these exemptions, the offer, issuance, and distribution of Securities will not be registered under the Securities Act or any applicable state Blue Sky Laws, and may not be transferred, encumbered or otherwise disposed of in the absence of such registration or an exemption therefrom under the Securities Act or under such laws and regulations thereunder. Accordingly, the Securities may be subject to restrictions on transfer as set forth in the governing documents to such Securities. New Perfumania Common Stock will bear a legend relating to the transfer restrictions, including those arising under the New Corporate Governance Document, applicable to such stock.
6.7     Cancellation of Interests in Perfumania. Except as otherwise specifically provided for in the Plan, on the Effective Date, all purchase rights, instruments, guarantees, certificates, warrants, options, puts, agreements, and other documents evidencing Interests in Perfumania, shall be deemed cancelled, and the obligations of the Debtors thereunder and in any way related thereto shall be fully satisfied, released, and discharged
6.8     Issuance of New Securities; Execution of Plan Documents. Except as otherwise provided in the Plan, on or as soon as reasonably practicable after the Effective Date, the Reorganized Debtors shall issue all Securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan.
6.9     Continued Corporate Existence.
(a)     Except as otherwise provided in this Plan, including Article 6.10 below, the Debtors other than the Inactive Debtors, shall continue to exist after the Effective Date as separate entities, the Reorganized Debtors, with all the powers of corporations or other entities under applicable law in the jurisdictions in which the Debtors have been incorporated or formed, as applicable, and pursuant to their certificate of incorporation and bylaws (or in each case, the functional equivalent thereof, as applicable) or other organizational documents in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or in each case, the functional equivalent thereof, as applicable) or other organization documents are amended and restated by this Plan, including pursuant to Article 6.12 below, without prejudice to any right to terminate such existence (whether by merger or otherwise) under applicable law after the Effective Date. To the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan without any further notice to or action, order, or approval of the Bankruptcy Court or any other court of competent jurisdiction (other than the requisite filings required under applicable state, provincial, or federal law).
(b)     Except as otherwise provided in the Plan, the continued existence, operation, and ownership of Affiliates is a material component of the business of the Debtors and the Reorganized Debtors, as applicable, and, as set forth in Article 9.1 of this Plan, all of the Debtors' equity interests and other property interests in such Affiliates shall vest in the Reorganized Debtors or their successors on the Effective Date.

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6.10     Restructuring Transactions.
(a)     On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by or necessary to effectuate the Plan, including: (1) the execution and delivery of appropriate agreements or other documents that are consistent with the terms of the Plan and that satisfy the requirements of applicable law and any other terms to which the applicable Persons may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, debt or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable Persons agree; (3) the filing of appropriate certificates or articles of incorporation or amendments thereof, reincorporation, merger, consolidation, conversion or dissolution pursuant to applicable law; and (4) all other actions that the applicable Persons determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law.
(b)     The Inactive Debtors shall be dissolved upon the Effective Date. Such Debtors are deemed to be dissolved without any further notice to or action, order, or approval of the Bankruptcy Court or any other court of competent jurisdiction (other than the requisite filings required under applicable state, provincial, or federal law, if any).
6.11     Closing of the Chapter 11 Cases of the Inactive Debtors. On the Effective Date, pursuant to the Inactive Debtor Final Decree, the Chapter 11 Cases of the Inactive Debtors shall be closed. Until entry of the Final Decree closing all of the Chapter 11 Cases, the closing of the Chapter 11 Cases of the Inactive Debtors under this Article 6.11 shall be for procedural purposes and for purposes of calculating fees payable under section 1930 of title 28 of the United States Code only, and shall not prejudice the rights of any creditor with respect to such Inactive Debtors or their estates.
6.12     New Corporate Governance Documents. The New Corporate Governance Documents shall be adopted and amended as may be required so that they are consistent with the provisions of this Plan and otherwise comply with section 1123(a)(6) of the Bankruptcy Code. After the Effective Date, the Reorganized Debtors may amend and restate the New Corporate Governance Documents and other constituent documents as permitted by applicable state corporation or other comparable alternative law, as applicable, and their charters and bylaws (or in each case, the functional equivalent thereof, as applicable).
6.13     Directors and Officers of the Reorganized Debtors. The identity of the members of the new board of each of the Reorganized Debtors shall be determined by NewHoldCo in its sole discretion, and will be identified in the Plan Supplement or in a filing with the Bankruptcy Court at or prior to the Confirmation Hearing.
6.14     Corporate Action. Upon the Effective Date, all actions contemplated by the Plan shall be deemed authorized and approved in all respects, including (1) selection of the directors and officers of the Reorganized Debtors; (2) the distribution of the New Perfumania Common Stock as provided herein; and (3) all other actions contemplated by the Plan (whether to occur before, on or after the Effective Date). All matters provided for in the Plan involving the

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corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the directors or officers of the Debtors or the Reorganized Debtors.
On or (as applicable) before the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and directed to issue, execute and deliver the agreements, documents, securities, certificates of incorporation, operating agreements and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized Debtors. The authorizations and approvals contemplated by this Article VI shall be effective notwithstanding any requirements under non-bankruptcy law.
6.15     Effectuating Documents; Further Transactions. On and after the Effective Date, the Reorganized Debtors, and the officers thereof and members of the boards thereof, shall be authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of this Plan, or to otherwise comply with applicable law, in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, or consents except for those expressly required pursuant to the Plan.
6.16     Employee Benefits. Except as otherwise provided herein, on and after the Effective Date, the Reorganized Debtors may: (1) honor, in the ordinary course of business, any contracts, agreements, policies, programs and plans for, among other things, compensation (other than equity based compensation related to Interests), health care benefits, disability benefits, deferred compensation benefits, travel benefits, savings, severance benefits, retirement benefits, welfare benefits, workers' compensation insurance and accidental death and dismemberment insurance for the directors, officers and employees of any of the Debtors who served in such capacity at any time and (2) honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time arising before the Petition Date; provided, however, that the Debtors' or Reorganized Debtors' performance under any employment agreement will not entitle any person to any benefit or alleged entitlement under any policy, program or plan that has expired or been terminated before the Effective Date, or restore, reinstate or revive any such benefit or alleged entitlement under any such policy, program or plan. Nothing herein shall limit, diminish or otherwise alter the Reorganized Debtors' defenses, claims, Causes of Action or other rights with respect to any such contracts, agreements, policies, programs and plans.
6.17     Preservation Of Causes Of Action. In accordance with section 1123(b)(3) of the Bankruptcy Code, the Reorganized Debtors shall retain and may (but are not required to) enforce all rights to commence and pursue any and all Causes of Action that are not released pursuant to Article 9.4 of this Plan or an order of the Bankruptcy Court, whether arising before or after the Petition Date, including any actions or categories of actions specifically enumerated in a list of retained Causes of Action contained in the Plan Supplement, and such Causes of Action shall vest in the Reorganized Debtors as of the Effective Date. The Debtors or the Reorganized Debtors, in their sole and absolute discretion, shall determine whether to bring,

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settle, release, compromise, or enforce such Causes of Action (or decline to do any of the foregoing), and shall not be required to seek further approval of the Bankruptcy Court for such action. The Reorganized Debtors or any successors may pursue such litigation claims in accordance with the best interests of the Reorganized Debtors or any successor holding such rights of action. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against them. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise provided in the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in this Plan or an order of the Bankruptcy Court, the Reorganized Debtors expressly reserve all Causes of Action for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of Confirmation or consummation of the Plan.
6.18     Reservation of Rights. With respect to any Avoidance Actions that the Debtors abandon in accordance with Article 6.17 of this Plan, the Debtors and the Reorganized Debtors, as applicable, reserve all rights, including the right under section 502(d) of the Bankruptcy Code, to use defensively the abandoned avoidance cause of action as a basis to object to all or any part of a claim against any Estates asserted by a creditor which remains in possession of, or otherwise obtains the benefit of, the avoidable transfer.
6.19     Exemption from Certain Transfer Taxes and Recording Fees. Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant to the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment to the fullest extent contemplated by section 1146(a) of the Bankruptcy Code, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment. Such exemption specifically applies, without limitation, to (1) the creation of any mortgage, deed of trust, lien or other security interest; (2) the making or assignment of any lease or sublease; (3) any restructuring transaction authorized by Article VI hereof; and (4) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan, including: (a) any merger agreements; (b) agreements of consolidation, restructuring, disposition, liquidation or dissolution; (c) deeds; or (d) assignments executed in connection with any transaction occurring under the Plan.
6.20     Insured Claims. Notwithstanding anything to the contrary contained herein, to the extent the Debtors have insurance with respect to any Allowed General Unsecured Claim, the Holder of such Allowed Claim shall (a) be paid any amount from the proceeds of insurance to the extent that the Claim is insured, and (b) receive the treatment provided for in this Plan for Allowed General Unsecured Claims to the extent the applicable insurance policy does not provide coverage with respect to any portion of the Claim.

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6.21     Single Satisfaction of Claims. Holders of Allowed Claims may assert such Claims against each Debtor obligated with respect to such Claim, and such Claims shall be entitled to share in the recovery provided for the applicable Class of Claims against each obligated Debtor based upon the full Allowed amount of the Claim. Notwithstanding the foregoing, in no case shall the aggregate value of all property received or retained under the Plan on account of Allowed Claims exceed 100% of the underlying Allowed Claim.
6.22     D&O Liability Insurance Policies and Indemnification Provisions. Notwithstanding anything herein to the contrary, as of the Effective Date, the D&O Liability Insurance Policies and Indemnification Provisions shall be treated as though they are executory contracts that the Debtors shall assume (and assign to the Reorganized Debtors if necessary to continue the D&O Liability Insurance Policies in full force) pursuant to section 365(a) of the Bankruptcy Code. Entry of the Confirmation Order shall constitute the Bankruptcy Court's approval of the Debtors' foregoing assumption of each of the D&O Liability Insurance Policies and Indemnification Provisions.
6.23     Tax Treatment. Reorganized Perfumania, NewHoldCo, and each of their respective affiliates shall treat the cancellation of the Old Perfumania Common Stock and the issuance of the New Perfumania Common Stock to NewHoldco as a transfer by the holders of the cancelled Old Perfumania Common Stock to NewHoldco for U.S. federal income tax purposes.
ARTICLE VII

UNEXPIRED LEASES AND EXECUTORY CONTRACTS
7.1     Assumption and Rejection of Executory Contracts and Unexpired Leases.
(a)     Except as otherwise provided herein, each Executory Contract and Unexpired Lease shall be deemed assumed pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date, unless any such Executory Contract or Unexpired Lease: (1) is identified on the Schedule of Rejected Executory Contracts and Unexpired Leases; (2) was assumed or rejected previously by the Debtors; (3) expired or terminated pursuant to its own terms before the Effective Date; (4) is the subject of a motion to reject pending on the Confirmation Date; or (5) is the subject of a motion to reject an Executory Contract or Unexpired Lease pursuant to which the requested effective date of such rejection is after the Effective Date.
(b)     Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the assumptions or rejections of such Executory Contracts or Unexpired Leases as set forth in the Plan, all pursuant to sections 365(a) and 1123 of the Bankruptcy Code. All assumptions or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date or the date set forth in the Schedule of Rejected Executory Contracts and Unexpired Leases. The Debtors will continue to perform their respective obligations under any rejected Unexpired Lease through the effective date of such rejection.

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(c)     All Assumed Executory Contracts and Unexpired Leases shall remain in full force and effect for the benefit of the Reorganized Debtors, and be enforceable by the Reorganized Debtors in accordance with their terms, notwithstanding any provision in such assumed Executory Contract or Unexpired Lease that prohibits, restricts or conditions such assumption, assignment or transfer. Any provision in the assumed Executory Contracts and Unexpired Leases that purports to declare a breach or default based in whole or in part on commencement or continuance of these Chapter 11 Cases or any successor cases is hereby deemed unenforceable. To the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to the Plan (including, without limitation, any "change of control" provision) restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the Reorganized Debtors' assumption of such Executory Contract or Unexpired Lease, then such provision will be deemed modified such that the transactions contemplated by the Plan will not entitle the non-debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by such order or by applicable law.
(d)     Notwithstanding anything to the contrary in the Plan, the Debtors ,with the consent of NewHoldCo (which consent shall not be unreasonably withheld), or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify or supplement the Schedule of Rejected Executory Contracts and Unexpired Leases identified in the Plan Supplement at any time before the Confirmation Date. After the Confirmation Date, the Reorganized Debtors shall have the right to terminate, amend or modify any intercompany contracts, leases or other agreements without approval of the Bankruptcy Court.
7.2     Claims Procedures Related to Rejection of Executory Contracts or Unexpired Leases.
(a)     All Allowed Rejection Damages Claims shall be classified as General Unsecured Claims.
(b)     Procedures for Rejection Damages Claim Holders that Agree with Scheduled Claim. Contemporaneously with the Plan, the Debtors filed a Rejection Motion including a Schedule of Rejected Executory Contracts and Unexpired Leases. The Debtors will also file the Schedule of Rejected Executory Contracts and Unexpired Leases, including any amendments or modifications thereto, with the Plan Supplement. These schedules set forth the amount of Rejection Damages Claims related to each Executory Contract or Unexpired Lease being rejected. If a counterparty to an Executory Contract or Unexpired Lease does not dispute the Scheduled amount of its Rejection Damages Claim, such party is not required to file a proof of Claim, and will be deemed to have an Allowed Rejection Damages Claim in the amount set forth on the Debtors' Schedule of Rejected Executory Contracts and Unexpired Leases at the expiration of the Rejection Bar Date. Any holder that disputes the Scheduled amount of its Rejection Damages Claim is required to file a proof of Claim, pursuant to the procedures set forth in this Article VII.

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(c)     Procedures for Rejection Damages Claim Holders that Disagree with Scheduled Claim. If a counterparty to an Executory Contract or Unexpired Lease disputes the Scheduled amount of its Rejection Damages Claim, or believes it has a Rejection Damages Claim that has not been Scheduled, unless otherwise provided by a Bankruptcy Court order, such counterparty must file a proof of Claim asserting what the counterparty believes is the correct Rejection Damages Claim with the Claims and Administrative Agent within the latest to occur of: (1) 30 days after the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection or (2) 30 days after the effective date of such rejection set forth in the Schedule of Rejected Executory Contracts or Unexpired Leases (the "Rejection Bar Date"). Any Entity that disputes the Scheduled amount of its Rejection Damages Claim is required to file a proof of Claim asserting a Rejection Damages Claim and failure to do so on or before the applicable Rejection Bar Date shall result in any Rejection Damages Claim in excess of the Scheduled amount being disallowed automatically and forever barred, estopped, and enjoined from assertion and any such Rejection Damages Claim in excess of the Scheduled amount shall not be enforceable against the Debtors or the Reorganized Debtors, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding a proof of Claim to the contrary. In addition, any Entity that believes it has a Rejection Damages Claim that has not been Scheduled is required to file a proof of Claim asserting a Rejection Damages Claim and failure to do so on or before the applicable Rejection Bar Date shall result in any Rejection Damages Claim being disallowed automatically and forever barred, estopped, and enjoined from assertion and any such Rejection Damages Claim shall not be enforceable against the Debtors or the Reorganized Debtors, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding a proof of Claim to the contrary.
(d)     Time to File Objections. Any objections to proofs of Claim asserting Rejection Damages Claims shall be filed on or before the Rejection Damages Claim Objection Deadline.
(e)     No Distributions Pending Allowance. If an objection to a proof of Claim asserting a Rejection Damages Claim, or portion thereof, is filed on or before the Rejection Damages Claim Objection Deadline, no payment or distribution provided under the Plan shall be made on account of such Rejection Damages Claim, or portion thereof, unless and until such Disputed Rejection Damages Claim becomes an Allowed Claim, unless otherwise determined by the Reorganized Debtors. If an objection to a proof Claim asserting a Rejection Damages Claim is not filed by the Rejection Damages Claim Objection Deadline, such Claim shall become an Allowed Rejection Damages Claim in the amount asserted in such proof of Claim upon the expiration of the Rejection Damages Claim Objection Deadline.

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7.3     Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.
(a)     Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan will be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash as and when due in the ordinary course or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree.
(b)     Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption must be filed, served, and actually received by the Debtors at least seven (7) days prior to the Confirmation Hearing. Any counterparty to an Executory Contract and Unexpired Lease that fails to object timely to the proposed assumption will be deemed to have assented and will be deemed to have forever released and waived any objection to the proposed assumption other than with respect to any alleged Cure amount, which may be asserted at any time. In the event of a dispute regarding (1) the amount of any payments to Cure a default, (2) the ability of the Reorganized Debtors or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (3) any other matter pertaining to assumption, the Cure payments required by section 365(b)(1) of the Bankruptcy Code will be made following the entry of a Final Order or orders resolving the dispute and approving the assumption. If an objection to Cure is sustained by the Bankruptcy Court, the Debtors or Reorganized Debtors, as applicable, in their sole option, may elect to reject such Executory Contract or Unexpired Lease in lieu of assuming it.
(c)     Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time before the effective date of the assumption.
7.4     Insurance Policies. Notwithstanding anything herein to the contrary, as of the Effective Date, the Debtors shall assume (and assign to the Reorganized Debtors if necessary to continue the Insurance Policies in full force) all of the Insurance Policies pursuant to section 365(a) of the Bankruptcy Code and may provide an extended discovery period for the D&O Liability Insurance Policies. Entry of the Confirmation Order shall constitute the Bankruptcy Court's approval of the Debtors' foregoing assumption of each of the Insurance Policies.
7.5     Modifications, Amendments, Supplements, Restatements, or Other Agreements. Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated pursuant

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hereunder.
Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.
7.6     Contracts and Leases Entered into After the Petition Date. Contracts and leases entered into after the Petition Date by the Debtors, and any Executory Contracts and Unexpired Leases assumed by the Debtors, may be performed by the Reorganized Debtors in the ordinary course of business and in accordance with the terms thereof.
7.7     General Reservation of Rights. Neither the exclusion nor inclusion of any contract or lease on the Schedule of Rejected Executory Contracts and Unexpired Leases, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that the Reorganized Debtors, or any of their Affiliates, has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have 45 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.
ARTICLE VIII

PROVISIONS GOVERNING DISTRIBUTIONS
8.1     Time of Distributions. Except as otherwise provided in the Plan, on the Effective Date or as soon as reasonably practicable thereafter (or if a Claim is not an Allowed Claim on the Effective Date, including disputed Rejection Damages Claims, on the date that such Claim becomes an Allowed Claim, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim against the Debtors shall receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable Class and in the manner provided herein. In the event that any payment or act under the Plan is required to be made or performed on a date that is not on a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.
8.2     Distribution Agent. Except as otherwise provided herein, all distributions under the Plan shall be made by the Reorganized Debtors as Distribution Agent, or by such other Entity designated by the Reorganized Debtors as a Distribution Agent on the Effective Date. The Distribution Agent shall not be required to give any bond or surety or other security for the performance of the Reorganized Debtors' duties as Distribution Agent unless otherwise ordered by the Bankruptcy Court. The Distribution Agent shall be empowered to (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Distribution Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Distribution Agent to be necessary and proper to implement the provisions hereof. If the Distribution Agent is an entity other than the Reorganized Debtors,

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such entity shall be paid its reasonable fees and expenses, including the reasonable fees and expenses of its attorneys or other professionals.
8.3     Delivery Of Distributions
(a)     Cash Distributions. Distributions of Cash may be made either by check drawn on a domestic bank or wire transfer from a domestic bank, at the option of the Reorganized Debtors, except that Cash payments made to foreign creditors may be made in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.
(b)     Address for Distributions. Distributions to Holders of Allowed Claims shall be made by the Distribution Agent (i) at the address reflected in the Debtors' books and records, (ii) at the addresses reflected in the Schedule of Rejected Executory Contracts and Unexpired Leases if no proof of Claim has been filed and the Distribution Agent has not received a written notice of a change of address, (iii) at the addresses set forth on the proofs of Claim filed by such Holders of Claims (or at the last known addresses of such Holders of Claims if no proof of Claim is filed or if the Debtors or the Distribution Agent have been notified in writing of a change of address), or (iv) at the addresses set forth in any written notices of address changes delivered to the Distribution Agent after the date of any related proof of Claim. The Debtors, the Reorganized Debtors, and the Distribution Agent shall not incur any liability whatsoever on account of any distributions under the Plan.
(c)     Delivery of Distributions and Undeliverable or Unclaimed Distributions. In the event that any distribution to any holder is returned as undeliverable, no distribution to such holder shall be made unless and until the Disbursing Agent has determined the then current address of such holder, at which time such distribution shall be made as soon as practicable after such distribution has become deliverable or has been claimed to such holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and forfeited at the expiration of six months from the applicable Distribution Date. After such date, all "unclaimed property" or interests in property shall revert to the Reorganized Debtors (notwithstanding any applicable federal or state escheat, abandoned or unclaimed property laws to the contrary), and the Claim of any holder to such property shall be discharged and forever barred.
(d)     Fractional Distributions. Notwithstanding any other provision of the Plan to the contrary, the Reorganized Debtors and the Distribution Agent shall not be required to make distributions or payments of fractions of dollars. Whenever any payment of Cash of a fraction of a dollar pursuant to the Plan would otherwise be required, the actual payment shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars or less being rounded down.
8.4     Surrender of Cancelled Securities or Instruments. As a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Claim evidenced by the instruments, securities, notes, or other documentation canceled pursuant to Article 6.7 of the Plan, the Holder of such Claim will tender the applicable instruments, securities, notes or other documentation evidencing such Claim (or a sworn affidavit identifying the instruments, securities, notes or other documentation formerly held by such Holder and

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certifying that they have been lost), to the Reorganized Debtors or another applicable Distribution Agent unless waived in writing by the Debtors or the Reorganized Debtors, as applicable.
8.5     Compliance Matters. In connection with the Plan, to the extent applicable, the Reorganized Debtors and the Distribution Agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, Liens, and encumbrances.
8.6     Claims Paid or Payable by Third Parties.
(a)     Claims Paid by Third Parties. The Claims and Administrative Agent shall reduce in full a Claim to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not the Debtors or the Reorganized Debtors without any further notice to or action, order, or approval of the Bankruptcy Court. To the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not the Debtors or the Reorganized Debtors on account of such Claim, such Holder shall, within two weeks of receipt thereof, repay or return the distribution under the Plan to the Reorganized Debtors, to the extent the Holder's total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.
(b)     Claims Payable by Insurance Carriers. No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors' insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors' insurers agree to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers' agreement, such Claim may be expunged to the extent of any agreed upon satisfaction on the claims register by the Claims and Administrative Agent without a Claims objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.
(c)     Applicability of Insurance Policies.Except as otherwise  provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained

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herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.
8.7     Setoffs. Except as otherwise expressly provided for in the Plan and except with respect to any DIP Facility Claims, and any distribution on account thereof, the Reorganized Debtors pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim, may set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim, any Claims, rights, and Causes of Action of any nature that the Debtors or the Reorganized Debtors, as applicable, may hold against the Holder of such Allowed Claim, to the extent such Claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by the Reorganized Debtors of any such Claims, rights, and Causes of Action that the Reorganized Debtors may possess against such Holder. In no event shall any Holder of Claims be entitled to set off any Claim against any Claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder has filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Confirmation Date, and notwithstanding any indication in any proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 or otherwise.
ARTICLE IX

EFFECT OF THE PLAN ON CLAIMS AND INTERESTS
9.1     Vesting of Assets. Except as otherwise explicitly provided in this Plan, on the Effective Date, all property comprising the Estate (including Causes of Action, but excluding property that has been abandoned pursuant to an order of the Bankruptcy Court) shall vest in the Reorganized Debtors which, as Debtors, owned such property or interest in property as of the Effective Date, free and clear of all Claims, Liens, charges, encumbrances, rights, and Interests; provided, however, that any property held by any of the inactive Debtors dissolved pursuant to Article 6.11 shall vest in Reorganized Perfumania. As of and following the Effective Date, the Reorganized Debtors may operate their business and use, acquire, and dispose of property and settle and compromise Claims, Interests, or Causes of Action without supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by this Plan or the Confirmation Order.
9.2     Discharge of the Debtors. Pursuant to section 1141(d) of the Bankruptcy Code, except as otherwise specifically provided in this Plan or the Confirmation Order, and effective as of the Effective Date: (a) the distributions and rights that are provided in this Plan, if any, and the treatment of all Claims and Interests shall be in exchange for and in complete satisfaction, discharge, and release of all Claims, Interests, and Causes of Action of any nature whatsoever, whether known or unknown, including any interest accrued on such Claims from and after the Petition Date, against, liabilities of, Liens on, obligations of, rights against, and Interests in the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained

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pursuant to this Plan on account of such Claims, rights, and Interests, including, but not limited to, Claims and Interests that arose before the Effective Date and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not (i) a proof of Claim or interest based upon such Claim, debt, right, or Interest is filed or deemed filed under section 501 of the Bankruptcy Code, (ii) a Claim or Interest based upon such Claim, debt, right, or Interest is allowed under section 502 of the Bankruptcy Code, or (iii) the Holder of such a Claim, right, or Interest accepted this Plan; (b) the Plan shall bind all Holders of Claims and Interests; (c) all Claims and Interests shall be satisfied, discharged, and released in full, and the Debtors' liability with respect thereto shall be extinguished completely, including any liability of the kind specified under section 502(g) of the Bankruptcy Code; and (d) all Entities shall be precluded from asserting against the Debtors, the Estates, the Reorganized Debtors, their successors and assigns, and their assets and properties any other Claims or Interests based upon any documents, instruments, or any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date. Notwithstanding anything to the contrary in the foregoing, the release set forth above does not release any post-Effective Date obligations of any party under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.
The Confirmation Order shall be a judicial determination of the discharge of all Claims against and Interests in the Debtors, subject to the occurrence of the Effective Date.
9.3     Compromises and Settlements. Pursuant to Bankruptcy Rule 9019(a), the Debtors may compromise and settle various (a) Claims or Interests and (b) Causes of Action that the Debtors have against other Entities up to the Effective Date. After the Effective Date, any such right shall pass to the Reorganized Debtors as contemplated in Article 9.1 of this Plan, without the need for further approval of the Bankruptcy Court. Pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan or any distribution to be made on account of an Allowed Claim, the provisions of the Plan shall constitute a good faith compromise of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Allowed Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court's approval of the compromise or settlement of all such Claims, Interests and controversies, as well as a finding by the Bankruptcy Court that any such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests, and is fair, equitable, and reasonable.
9.4     Releases by Debtors. Pursuant to section 1123(b) of the Bankruptcy Code for good and valuable consideration, including (i) the service of the Released Parties to facilitate the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, (ii) the contribution of NewHoldCo Equity Infusion to the Reorganized Debtors, (iii) the services of the Debtors', the Non-Debtor Affiliates, and Such Entities' former officers, directors, managers and advisors in facilitating the expeditious implementation of the restructuring contemplated hereby, on and after the Effective Date (such that the Reorganized Debtors will not receive any Claim or Cause of Action released hereunder), the Debtors and their Estates, and the Reorganized Debtors, shall be deemed to have conclusively, absolutely, unconditionally,

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irrevocably, and forever released, waived and discharged the Released Parties from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative Claims, asserted or assertable on behalf of the Debtors, the Reorganized Debtors, their Estates and their Affiliates, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, contingent or non-contingent, existing or hereinafter arising, in law, equity, or otherwise, whether for tort, fraud, contract, violations of federal or state securities laws or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or in any way relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors' restructuring, the Chapter 11 Cases, the DIP Facility, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, provided under any applicable law, rule, or regulation, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual agreements between any Debtor, Reorganized Debtor, Estate or Affiliate and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the DIP Credit Agreement, Plan, the Disclosure Statement, the Plan Supplement, the Exit Facility Credit Agreement, any other Plan Transaction Document, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date of the Plan, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes willful misconduct or gross negligence. Notwithstanding anything to the contrary in the foregoing, the release set forth above does not release any post-Effective Date obligations of any party under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan. For the avoidance of doubt, nothing in this paragraph shall in any way affect the operation of Article 9.2 of the Plan, pursuant to section 1141(d) of the Bankruptcy Code.
Entry of the Confirmation Order shall constitute the Bankruptcy Court's approval, pursuant to Bankruptcy Rule 9019, of the Debtor releases pursuant to this Article 9.4, which includes by reference each of the related provisions and definitions contained herein, and further shall constitute the Bankruptcy Court's finding that such Debtor releases are (i) in exchange for the good and valuable consideration provided by the Released Parties, (ii) a good faith settlement and compromise of the claims released by such Debtor releases, (iii) in the best interests of the Debtors and all holders of Claims and Interests, (iv) fair, equitable and reasonable, (v) given and made after due notice and opportunity for hearing, and (vi) a bar to any of the Debtors or the Reorganized Debtors asserting any Claim or Cause of Action released pursuant to such Debtor releases.
9.5     Releases by the Releasing Stockholders. As of the Effective Date, each of the Releasing Stockholders, in consideration for the Releasing Stockholder Consideration, and other contracts, instruments, releases, agreements or documents executed and delivered in connection with this Plan, shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever released, waived and discharged the Released Parties from any and all Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative Claims,

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purportedly asserted or assertable on behalf of the Debtors, the Reorganized Debtors, their Estates, and their Affiliates, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, contingent or non-contingent, existing or hereinafter arising, in law, equity, or otherwise, whether for tort, fraud, contract, violations of federal or state securities laws or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or in any way relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors' restructuring, the Chapter 11 Cases, the DIP Facility, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors provided under any applicable law, rule, or regulation, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual agreements between any Debtor, Reorganized Debtor, Estate or Affiliate and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the DIP Credit Agreement, the Plan, the Disclosure Statement, the Plan Supplement, the Exit Facility Credit Agreement, any other Plan Transaction Document, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date of the Plan. Notwithstanding anything to the contrary in the foregoing, the release set forth above does not release any post-Effective Date obligations of any party under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or assumed by the Debtors.
Entry of the Confirmation Order shall constitute the Bankruptcy Court's approval, pursuant to Bankruptcy Rule 9019, of the Stockholder Release pursuant to this Article 9.5, which includes by reference each of the related provisions and definitions contained herein, and further shall constitute the Bankruptcy Court's finding that such of the releases by the Releasing Stockholders are (i) in exchange for the good and valuable consideration provided by the Released Parties, (ii) a good faith settlement and compromise of the claims released by the Releasing Stockholders, (iii) in the best interests of the Debtors and all holders of Claims and Interests, (iv) fair, equitable and reasonable, (v) given and made after due notice and opportunity for hearing, and (vi) a bar to any of the Releasing Stockholders asserting any Claim or Cause of Action released pursuant to such releases.
9.6     Exculpation and Limitation of Liability. The Exculpated Parties shall neither have, nor incur any liability to any Entity for any Exculpated Claim; provided, however, that the foregoing "exculpation" shall have no effect on the liability of any Entity that results from any such act or omission that is determined in a Final Order to have constituted gross negligence or willful misconduct. Notwithstanding anything to the contrary in the foregoing, the release set forth above does not release any post-Effective Date obligations of any party under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan. The Exculpated Parties have, and upon Confirmation shall be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including with regard to the distributions of any Securities pursuant to the Plan and, therefore, are not and shall not be liable at any time for the violations of any applicable, law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

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9.7     Injunction. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE PLAN, THE PLAN SUPPLEMENT OR RELATED DOCUMENTS, OR FOR OBLIGATIONS ISSUED PURSUANT TO THE PLAN, ALL PERSONS WHO HAVE HELD, HOLD OR MAY HOLD CLAIMS OR INTERESTS THAT HAVE BEEN RELEASED PURSUANT TO ARTICLES 9.4 or 9.5, DISCHARGED PURSUANT TO ARTICLE 9.2, OR ARE SUBJECT TO EXCULPATION PURSUANT TO ARTICLE 9.6 ARE PERMANENTLY ENJOINED, FROM AND AFTER THE EFFECTIVE DATE, FROM TAKING ANY OF THE FOLLOWING ACTIONS: (1) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (2) ENFORCING, ATTACHING, COLLECTING OR RECOVERING BY ANY MANNER OR MEANS ANY JUDGMENT, AWARD, DECREE OR ORDER AGAINST SUCH PERSONS ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; (3) CREATING, PERFECTING OR ENFORCING ANY ENCUMBRANCE OF ANY KIND AGAINST SUCH PERSONS OR THE PROPERTY OR ESTATES OF SUCH PERSONS ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS; AND (4) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND ON ACCOUNT OF OR IN CONNECTION WITH OR WITH RESPECT TO ANY SUCH CLAIMS OR INTERESTS RELEASED, SETTLED OR DISCHARGED PURSUANT TO THE PLAN.
THE RIGHTS AFFORDED IN THE PLAN AND THE TREATMENT OF ALL CLAIMS AND INTERESTS HEREIN SHALL BE IN EXCHANGE FOR AND IN COMPLETE SATISFACTION OF ALL CLAIMS AND INTERESTS OF ANY NATURE WHATSOEVER, INCLUDING ANY INTEREST ACCRUED ON CLAIMS FROM AND AFTER THE PETITION DATE, AGAINST THE DEBTORS OR ANY OF THEIR ASSETS, PROPERTY OR ESTATES. ON THE EFFECTIVE DATE, ALL SUCH CLAIMS AGAINST THE DEBTORS SHALL BE FULLY RELEASED AND DISCHARGED.
EXCEPT AS OTHERWISE EXPRESSLY PROVIDED FOR HEREIN OR IN OBLIGATIONS ISSUED PURSUANT TO THE PLAN (INCLUDING, BUT NOT LIMITED TO THE EXIT FACILITY) FROM AND AFTER THE EFFECTIVE DATE, ALL CLAIMS AGAINST THE DEBTORS SHALL BE FULLY RELEASED AND DISCHARGED, AND ALL INTERESTS SHALL BE CANCELLED, AND THE DEBTORS' LIABILITY WITH RESPECT THERETO SHALL BE EXTINGUISHED COMPLETELY, INCLUDING ANY LIABILITY OF THE KIND SPECIFIED UNDER SECTION 502(G) OF THE BANKRUPTCY CODE. ALL PERSONS SHALL BE PRECLUDED FROM ASSERTING AGAINST THE DEBTORS, THE DEBTORS' ESTATES, THE REORGANIZED DEBTORS, EACH OF THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, AND EACH OF THEIR ASSETS AND PROPERTIES, ANY OTHER CLAIMS OR INTERESTS BASED UPON ANY DOCUMENTS, INSTRUMENTS OR ANY ACT OR OMISSION, TRANSACTION OR OTHER ACTIVITY OF ANY KIND OR NATURE THAT OCCURRED BEFORE THE EFFECTIVE DATE.

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9.8     Subordination Rights.
(a)     Except as otherwise provided in the Plan, the allowance, classification and treatment of all Allowed Claims and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims in each Class in connection with any contractual, legal and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. All Claims and all rights and claims between or among Holders of Claims relating in any manner whatsoever to distributions on account of Claims or Interests, based upon any claimed subordination rights, whether asserted or unasserted, legal or equitable, shall be deemed satisfied by the distributions under the Plan to Holders of Claims having such subordination rights, and such subordination rights shall be deemed waived, released, discharged, and terminated as of the Effective Date. Except as otherwise specifically provided for in the Plan, distributions to the various Classes of Claims hereunder shall not be subject to levy, garnishment, attachment, or like legal process by any Holder of a Claim by reason of any subordination rights or otherwise, so that each Holder of a Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan.
(b)     Except as otherwise provided in the Plan, the right of the Debtors or the Reorganized Debtors to seek subordination of any Claim or Interest pursuant to section 510 of the Bankruptcy Code is fully reserved, and the treatment afforded any Claim or Interest that becomes a subordinated Claim or Interest at any time shall be modified to reflect such subordination. Unless the Plan or the Confirmation Order otherwise provide, no distributions shall be made on account of a Claim subordinated pursuant to this Article 9.8(b) unless ordered by the Bankruptcy Court.
9.9     Protection Against Discriminatory Treatment. Consistent with section 525 of the Bankruptcy Code and paragraph 2 of Article VI of the United States Constitution, no Governmental Unit shall discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another entity with whom the Reorganized Debtors have been associated, solely because the Debtors have been debtors under chapter 11, have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or have not paid a debt that is dischargeable in the Chapter 11 Cases.
9.10     Release of Liens. Except as otherwise provided in the Plan, including Articles 4.2 and 4.3, or in any contract, instrument, release, or other agreement or document created pursuant to the Plan (including, but not limited to the Exit Facility), on the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns. Notwithstanding the above, nothing in this Plan or the Confirmation Order shall release any deed restriction, easements, or institutional control that runs with the land under environmental law.

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ARTICLE X

CONDITIONS PRECEDENT
10.1     Conditions to the Effective Date of the Plan. The following are conditions precedent to the occurrence of the Effective Date, each of which may be satisfied or waived in accordance with Article 10.2 of this Plan:
(a)     the Bankruptcy Court shall have entered the Confirmation Order, and such order shall be a Final Order;
(b)     The Bankruptcy Court shall have entered one or more orders (which may include the Confirmation Order) authorizing the assumption and rejection of Executory Contracts and Unexpired Leases by the Debtors as contemplated herein;
(c)     Perfumania (i) shall have obtained the Exit Facility, (ii) shall have executed and delivered the documentation governing the Exit Facility, which Exit Facility shall close substantially contemporaneously with the Effective Date, and (iii) all conditions to effectiveness of the Exit Facility (other than any required receipt of equity funding) shall have been satisfied or waived (or will be satisfied and waived substantially concurrently with the occurrence of the Effective Date);
(d)     All conditions to the consummation of the NewHoldCo Equity Infusion, including (without limitation) all conditions set forth in the NewHoldCo Investment Agreement, shall have been satisfied or waived by NewHoldCo.
(e)     the New Corporate Governance Documents shall have been adopted and (where required by applicable law) filed with the applicable authorities of the relevant jurisdictions of organization and shall have become effective in accordance with such jurisdiction's corporation, limited liability company, or alternative comparable laws, as applicable;
(f)     all authorizations, consents, certifications, approvals, rulings, no action letters, opinions or other documents or actions required by any law, regulation or order to be received or to occur in order to implement the Plan on the Effective Date shall have been obtained or shall have occurred unless failure to do so will not have a material adverse effect on the Reorganized Debtors; and
(g)     all statutory fees and obligations then due and payable to the Office of the United States Trustee shall have been paid and satisfied in full.
10.2     Waiver of Conditions Precedent. The conditions set forth in Article 10.1 of this Plan that are capable of being waived may be waived, in whole or in part, by the Debtors, with the prior written consent of NewHoldCo (such consent not to be unreasonably withheld), but otherwise at their sole discretion, without any notice to any other parties-in-interest or the Bankruptcy Court and without a hearing.

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10.3     Notice of Effective Date. The Reorganized Debtors shall file with the Bankruptcy Court a notice of the occurrence of the Effective Date within a reasonable period of time after the conditions in Article 10.1 of this Plan have been satisfied or waived pursuant to Article 10.2 of this Plan.
10.4     Effect of Non-Occurrence of Conditions to Consummation. If prior to consummation of the Plan, the Confirmation Order is vacated pursuant to a Final Order, then except as provided in any order of the Bankruptcy Court vacating the Confirmation Order, the Plan will be null and void in all respects, and nothing contained in the Plan or Disclosure Statement shall (a) constitute a waiver or release of any Claims, Interests, or Causes of Action, (b) prejudice in any manner the rights of the Debtors or any other Entity, or (c) constitute an admission, acknowledgment, offer, or undertaking of any sort by the Debtors or any other Entity.
ARTICLE XI

RETENTION OF JURISDICTION
Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and the Plan, including jurisdiction to:
(a)     resolve any matters related to Executory Contracts and Unexpired Leases, including: (i) the assumption, assumption and assignment, or rejection of Executory Contracts or Unexpired Leases to which the Debtors are a party or with respect to which the Debtors may be liable, and to hear and determine the allowance of Claims resulting therefrom including the amount of Cure, if any, required to be paid; (ii) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (iii) the Reorganized Debtors' amendment, modification, or supplement after the Effective Date, pursuant to Article VII of the Plan, of the lists of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (iv) any dispute regarding whether a contract or lease is or was executory or expired;
(b)     adjudicate any and all adversary proceedings, applications, and contested matters that may be commenced or maintained pursuant to the Chapter 11 Cases, this Plan, or that were the subject of proceedings before the Bankruptcy Court, prior to the Effective Date, proceedings to adjudicate the allowance of Disputed Claims and Disputed Interests, and all controversies and issues arising from or relating to any of the foregoing;
(c)     ensure that distributions to Holders of Allowed Claims are accomplished as provided herein and adjudicate any and all disputes arising from or relating to distributions under the Plan;
(d)     allow in whole or in part, disallow in whole or in part, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including hearing and determining any and all objections to the allowance or estimation of Claims or Interests filed, both before and after the Confirmation Date, including

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any objections to the classification of any Claim or Interest, and the resolution of request for payment of any Administrative Claim;
(e)     hear and determine or resolve any and all matters related to Causes of Action;
(f)     enter and implement such orders as may be appropriate if the Confirmation Order is for any reason stayed, revoked, modified, and/or vacated;
(g)     issue and implement orders in aid of execution, implementation, or consummation of this Plan;
(h)     consider any modifications of this Plan, to cure any defect or omission, or to reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order;
(i)     hear and determine all applications for allowance of compensation and reimbursement of Professional Claims under this Plan or under sections 330, 331, 503(b), 1103, and 1129(a)(4) of the Bankruptcy Code;
(j)     determine requests for the payment of Claims entitled to priority under section 507(a)(1) of the Bankruptcy Code, including compensation and reimbursement of expenses of parties entitled thereto;
(k)     adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;
(l)     hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with this Plan and disputes arising in connection with any Entity's obligations incurred in connection with the Plan;
(m)     hear and determine all suits or adversary proceedings to recover assets of the Debtors and property of their Estates, wherever located;
(n)     hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;
(o)     resolve any matters relating to the pre- and post-confirmation sales of the Debtors' assets;
(p)     grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code, or in the event that the Effective Date does not occur, to consider any request to extend the deadline for assuming or rejecting unexpired leases pursuant to section 365(d)(4);
(q)     hear any other matter not inconsistent with the Bankruptcy Code;

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(r)     hear and determine all disputes involving the existence, nature or scope of the Debtors' discharge;
(s)     enter an Inactive Debtors Final Decree a Final Decree closing the Chapter 11 Cases;
(t)     enforce all orders previously entered by the Bankruptcy Court; AND
(u)     hear and determine all matters relating to any Section 510(b) Interest.
From the Confirmation Date through the Effective Date, the Bankruptcy Court shall retain jurisdiction with respect to each of the foregoing items and all other matters that were subject to its jurisdiction prior to the Confirmation Date. Nothing contained herein shall be construed to increase, decrease or otherwise modify the independence, sovereignty or jurisdiction of the Bankruptcy Court.
ARTICLE XII

MISCELLANEOUS PROVISIONS
12.1     Immediate Binding Effect. Subject to Article 10.1 and notwithstanding Bankruptcy Rules 3020(e), 6004(h) or 7062 or any other Bankruptcy Rule, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors and any and all holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Persons that are parties to or are subject to the settlements, compromises, releases, discharges and injunctions described in the Plan, each Person acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.
12.2     Payment of Statutory Fees. All fees due and payable pursuant to section 1930 of title 28 of the United States Code, as of the entry of the Confirmation Order shall be paid on the Effective Date. The Reorganized Debtors shall continue to pay fees pursuant to section 1930 of title 28 of the United States Code for each Debtor until such time as the Inactive Debtor Final Decree or the Final Decree, as applicable, is entered closing such Debtors' Chapter 11 Case. Furthermore, following entry of the Confirmation Order, the Reorganized Debtors shall continue to file quarterly reports in compliance with Bankruptcy Rule 2015(a)(5); however, such reports shall not purport to be prepared in accordance with GAAP, may not be construed as reports filed under the Securities Exchange Act, and may not be relied upon by any party for any purpose except as set forth in Bankruptcy Rule 2015(a)(5).
12.3     Modification and Amendments. The Debtors may alter, amend, or modify this Plan under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date. After the Confirmation Date and prior to substantial consummation of this Plan as defined in section 1101(2) of the Bankruptcy Code, the Debtors may under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any

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defect or omission or reconcile any inconsistencies in this Plan, the Disclosure Statement, or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of this Plan.
12.4     Confirmation of the Plan. The Debtors request Confirmation of the Plan under section 1129(b) of the Bankruptcy Code with respect to any Impaired Class that does not accept the Plan pursuant to section 1126 of the Bankruptcy Code. The Debtors reserve the right to amend the Plan to any extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.
12.5     Additional Documents. On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements or other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors or the Reorganized Debtors, as applicable, and Holders of Claims receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provision and intent of the Plan.
12.6     Dissolution of any Statutory Committee. On the Effective Date, any statutory committee formed in connection with the Chapter 11 Cases shall dissolve automatically and all members thereof shall be released and discharged from all rights, duties and responsibilities arising from or related to the Chapter 11 Cases.
12.7     Revocation, Withdrawal, or Non-Consummation.
(a)     Right to Revoke or Withdraw. The Debtors reserve the right to revoke or withdraw this Plan at any time prior to the Effective Date and file subsequent chapter 11 plans.
(b)     Effect of Withdrawal, Revocation, or Non-Consummation. If the Debtors revoke or withdraw this Plan prior to the Effective Date, or if the Confirmation Date or the Effective Date does not occur, then this Plan, any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims or the allocation of the distributions to be made hereunder), the assumption or rejection of Executory Contracts or Unexpired Leases effected by this Plan, and any document or agreement executed pursuant to this Plan shall be null and void in all respects. In such event, nothing contained herein or in the Disclosure Statement, and no acts taken in preparation for consummation of this Plan, shall be deemed to constitute a waiver or release of any Claims, Interests, or Causes of Action by or against the Debtors or any other Entity, to prejudice in any manner the rights and defenses of the Debtors, the Holder of a Claim or Interest, or any Entity in any further proceedings involving the Debtors, or to constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtors or any other Entity.
12.8     Notices. After the Effective Date, any pleading, notice, or other document required by the Plan to be served on or delivered on the Parties below shall be served as follows:
If to the Reorganized Debtors:
 Perfumania Holdings, Inc.

Case 17-11794-CSS Doc 19 Filed 08/27/17 Page 50 of 52
35 Sawgrass Drive, Suite 2
Bellport, New York 11713
Attention: Michael W. Katz; Alfred R. Paliani
 with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
One Rodney Square
P.O. Box 636
Wilmington, Delaware 19899-0636
 Attention: Anthony W. Clark
- and –
500 Boylston Street
Boston, Massachusetts 02116
Attention: J. Gregory Milmoe
 Raquelle L. Kaye
- and -
Four Times Square
New York, New York 10036-6522
 Attention: Lisa Laukitis
If to the Office of the United States Trustee:
Office of the United States Trustee for the District of Delaware
Room 2207, Lockbox 35
844 North King Street
Wilmington, Delaware 19801
 Attention: Hannah McCollum; Brya Keilson
12.9     Term of Injunctions or Stays. Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.
12.10     Governing Law. Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of Delaware shall govern the construction and implementation of this Plan, any agreements, documents, and instruments executed in connection with this Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreements shall control). Corporate governance matters shall be governed by the laws of the state of incorporation, formation, or functional equivalent thereof, as applicable, of the applicable Reorganized Debtor.

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12.11     Entire Agreement. Except as otherwise indicated, the Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.
12.12     Severability. If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is (a) valid and enforceable pursuant to its terms, (b) integral to the Plan and may not be deleted or modified without the Debtors' consent, and (c) nonseverable and mutually dependent.
12.13     Exhibits. All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are filed, copies of such exhibits and documents shall be available upon request to the Debtors' counsel, by contacting Skadden, Arps, Slate, Meagher and Flom LLP, 4 Times Square, New York, New York 10036, at the Bankruptcy Court's website at https://ecf.nysb.uscourts.gov or at the website of the Claims and Administrative Agent, Epiq Corporate Restructuring at http://dm.epiq11.com/perfumania. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.
12.14     No Waiver or Estoppel. Upon the Effective Date, each Holder of a Claim or Interest shall be deemed to have waived any right to assert that its Claim or Interest should be Allowed in a certain amount, in a certain priority, be secured, or not be subordinated by virtue of an agreement made with the Debtors and/or their counsel, the any statutory committee appointed in these Chapter 11 Cases and/or its counsel, or any other party, if such agreement was not disclosed in this Plan, the Disclosure Statement, or papers filed with the Bankruptcy Court.
12.15     Conflicts. Except as set forth in the Plan, to the extent that any provision of the Disclosure Statement or any other order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control; provided, however, that if there is a conflict between this Plan and a Plan Supplement document, the Plan Supplement document shall govern and control.

Case 17-11794-CSS Doc 19 Filed 08/27/17 Page 52 of 52
Dated: August 26, 2017
Respectfully submitted,

PERFUMANIA HOLDINGS, INC., on behalf of itself and its affiliates listed below

/s/ Michael W. Katz
Name: Michael W. Katz
Title: President and Chief Executive Officer

PERFUMANIA, INC.
MAGNIFIQUE PARFUMES AND COSMETICS, INC.
TEN KESEF II, INC.
PERFUMANIA.COM, INC.
MODEL REORG ACQUISITION, LLC
NORTHERN GROUP, INC.
PERFUMANIA PUERTO RICO, INC.
QUALITY KING FRAGRANCE, INC.
SCENTS OF WORTH, INC.
JACAVI, LLC
DISTRIBUTION CONCEPTS, LLC
FLOWING VELVET, INC.
ALADDIN FRAGRANCES, INC.
NICHE MARKETING GROUP, INC.
NORTHERN BRANDS, INC.
NORTHERN AMENITIES, LTD.
GLOBAL DUTY FREE SUPPLY, INC.
PERFUMERS ART, INC.